Exhibit 10.24

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([***]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OOMA, INC.,

CAYMAN ACQUISITION SUB, INC.,

Phone.com, inc.

AND

MICHAEL MANN,

AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of November 23, 2025

Page

i

(continued)

Page

(continued)

Page

SCHEDULES

Schedule A	‑	Net Working Capital Schedule

EXHIBITS

Exhibit A	‑	Form of Certificate of Merger
Exhibit B	‑	Form of Joinder Agreement
Exhibit C	‑	Form of Letter of Transmittal
Exhibit D	‑	Form of Restrictive Covenant Agreement
Exhibit E	‑	Form of Stockholder Written Consent
Exhibit F	‑	Form of Spreadsheet
Exhibit G	‑	Form of Company Officer’s Certificate
Exhibit H	‑	Form of Parent Officer’s Certificate
Exhibit I	‑	Form of Company Secretary’s Certificate
Exhibit J	‑	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2025, is made by and among Ooma, Inc., a Delaware corporation (“Parent”), Cayman Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Phone.Com, Inc., a Delaware corporation (the “Company”), and Michael Mann, an individual (the “Securityholder Representative”), as representative for the Indemnifying Securityholders.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it would be desirable and in the best interests of their respective corporations and stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company pursuant to which the Company would be the surviving corporation and become a wholly owned subsidiary of Parent upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents;

WHEREAS, the respective boards of directors of Merger Sub and the Company have recommended the adoption of this Agreement by their respective stockholders in accordance with the DGCL; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Parent and Merger Sub to enter into this Agreement, (a) each employee listed on Section 4.15(a) of the Disclosure Schedule is accepting an offer letter from Parent or one of its Affiliates (collectively, the “Employee Offer Letters”); and (b) each Key Employee is executing a Restrictive Covenant Agreement with Parent or one of its Affiliates, each of which will be effective contingent upon the consummation of the Merger and at and as of the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“125 Plan” is defined in Section 6.9.

“Accrued Taxes” means, without duplication, an amount (which shall not be less than zero with respect to any jurisdiction, period or type of Tax) equal to the accrued but unpaid Taxes of the Company with respect to any Pre-Closing Tax Period that are due and payable following the Closing Date, which for such purpose shall be determined (a) in accordance with the past practices of the Company in preparing Tax Returns (including any reporting positions, elections or accounting methods) unless otherwise required pursuant to this Agreement or if such practices are not reportable at a “more likely than not” or greater standard, (b) by excluding any deferred Tax liabilities and deferred Tax assets, (c) by taking into account the Transaction Tax Deductions (to the extent such amounts are deductible at a “more likely than not” or higher level of comfort in the Pre-Closing Tax Period), (d) on an interim closing of the books basis and by applying the conventions set forth in Section 6.12(e) for purposes of determining the amount of any Taxes allocable to the Pre-Closing Tax Period in the case of any Straddle Period, (e) by taking into account any estimated (or other prepaid) Tax payments made by or on behalf of the Company prior to the Closing, (f) by taking into account any sales, telecom, income or other Taxes and fees due, or collected from a customer of the Company, but not yet remitted to the relevant authority, (g) by excluding any liabilities, accruals or reserves for contingent Taxes or uncertain Tax positions, (h) by excluding any Transfer Taxes (other than the portion of any Transfer Taxes imposed on the Company for which the Indemnifying Securityholders are responsible pursuant to Section 6.12(f)), and (i) by excluding any Taxes attributable to any action undertaken by Parent or any of its Affiliates (including, after the Closing, the Company) outside the ordinary course of business on the Closing Date after the Closing that was not contemplated by this Agreement.

“Acquisition Proposal” with respect to the Company, means any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company’s products or services in the ordinary course of business consistent with past practice) the business or assets of the Company; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity interests of the Company (other than (A) Company Stock issued upon the exercise of Options, (B) Options issued in accordance with the terms of this Agreement, (C) Company Common Stock issued upon conversion of any shares of Company Preferred Stock outstanding as of the date hereof or (D) Company Stock), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity interests of the Company (other than Options issued in accordance with the terms of this Agreement), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity interests of the Company (other than Options issued in accordance with the terms of this Agreement); (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company; (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; or (e) any combination of the foregoing; provided, however, that the transactions between Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal.

“Additional Company Stock Per Share Amount” means an amount equal to (a) the Additional Proceeds divided by (b) the Fully-Diluted Stock.

“Additional Proceeds” means (a) the portions, if any, of the Indemnity Holdback Amount, the Adjustment Holdback Amount, the CSI Holdback Amount and the [***] Holdback Amount to be released to the Stockholders and the vested In-The-Money Optionholders in accordance with the provisions hereof, plus (b) the portion of the Representative Fund, if any, to be released to the Stockholders and the vested In-The-Money Optionholders in accordance with the provisions hereof plus (c) the portion of any Seller Adjustment Amount that becomes payable to the Stockholders and the vested In-The-Money Optionholders in accordance with the terms of this Agreement.

“Adjustment Holdback Amount” means an amount equal to $500,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Company Stock Per Share Amount” means the (a) the Initial Company Stock Per Share Amount plus (b) the Additional Company Stock Per Share Amount.

“Aggregate Exercise Price” means the aggregate exercise price of all vested In-The-Money Options including any In-the-Money Option that (a) is outstanding as of immediately prior to the Effective Time and (b) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement based on the books and records of the Company.

“Agreed Amount” is defined in Section 9.4(c)(ii).

“Agreement” is defined in the Preamble.

“AI Incident” means any instance in which AI Technologies operate or are used in a manner by the Company or a third party on behalf of the Company under the direct control and supervision of the Company, that materially deviates from the intended operation or use, including but not limited to hallucinations, biases and misuse.

“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, Software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Anti-Corruption Laws” is defined in Section 4.19(d).

“Balance Sheet” is defined in Section 4.6(a).

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York or San Francisco, California are authorized or obligated by Law or executive order to close.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company under a lease agreement that would be capitalized pursuant to GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of Cardholder Data, the Payment Card Industry Data Security Standards (“PCI-DSS”) and the Payment Application Data Security Standards (“PA-DSS”), each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by the PCI‑DSS or other PCI requirements).

“Cash” means, as of a given time, an amount equal to (a) the aggregate amount of all cash, cash equivalents and marketable securities of the Company, determined in accordance with GAAP, excluding restricted cash, plus (b) all uncleared deposits of the Company outstanding less (c) all uncleared checks or withdrawals of the Company outstanding.

“Certificate of Merger” means the certificate of merger in the form of Exhibit A.

“Certificates” is defined in Section 2.3.

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” means the consolidated balance sheet of the Company as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Cash” means the amount of Cash as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the amount of Indebtedness outstanding as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Proceeds” means (a) the Enterprise Value, plus (b) Closing Cash, plus (c) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (d) the Aggregate Exercise Price, minus (e) Closing Indebtedness, minus (f) the amount (if any) by which Closing Net Working Capital is less than Target Net Working Capital, minus (g) Unpaid Transaction Expenses, minus (h) the Representative Fund, minus (i) the Indemnity Holdback Amount, minus (j) the Adjustment Holdback Amount, minus (k) the CSI Holdback Amount, minus (l) the [***] Holdback Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Unpaid Transaction Expenses, Excluded Employee Amounts or Net Working Capital shall be double counted for purposes of calculating the Closing Proceeds hereunder.

“Closing Proceeds Elements” shall mean, collectively, the following: (a) Closing Cash; (b) Closing Indebtedness; (c) Net Working Capital; (d) the Aggregate Exercise Price; and (e) Unpaid Transaction Expenses.

“Closing Statement” is defined in Section 3.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company or any of their designees (including any and all Trade Secrets), and all other information and data compilations collected, generated, obtained, or received in connection with the marketing, delivery, or use of any Company Product, or that is used in or necessary to the Company’s conduct of its business.

“Company Documents” is defined in Section 4.2(a).

“Company Governance Documents” is defined in Section 4.1(a).

“Company IP” means, collectively: (a) all Company-Owned IP; and (b) all other IP Rights that have been licensed to the Company or under which the Company is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP Rights or that are otherwise used in or necessary to the Company’s conduct of its business.

“Company IT System” means any and all: (a) software, hardware, databases, firmware, middleware, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced); and (b) associated documentation, in each case of (a) and (b) whether owned and operated by the Company or any other Person for the Company’s benefit and used in or necessary to the Company’s conduct of its business.

“Company Officer’s Certificate” is defined in Section 7.5(b).

“Company-Owned IP” means all IP Rights in which the Company has or purports to have an ownership interest or an exclusive license or similar exclusive right in any field or territory, including Company Data.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Company Product” means each of the products and services that have been, or that are currently being, or that are currently contemplated to be, developed, marketed or otherwise promoted, distributed, licensed, sold, offered, or otherwise provided or made available by the Company.

“Company Product Source Code” is defined in Section 4.13(h)(iii).

“Company Property” is defined in Section 4.9(a).

“Company Secretary’s Certificate” is defined in Section 7.5(c).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 26, 2023, between Parent and the Company, as amended by that certain Letter Agreement, dated June 26, 2025.

“Continuing Employee” means each employee who has signed an Employee Offer Letter.

“Contract” means any agreement, contract, subcontract, license, sublicense, lease, indenture, purchaser order or other legally binding commitment or undertaking of any nature (whether oral or written).

“Controls” is defined in Section 4.6(b).

“Copyleft License” means any license applicable to Open Source Software that, as a condition of using such Open Source Software in the manner used by the Company, requires or could require: (a) the disclosure, licensing, or distribution of any source code or proprietary data of any Company Product to any third-party (in each case other than the (i) source code of the Open Source Software itself, or (ii) data or database included in the Open Data); (b) the restriction or limitation of the receipt of consideration in connection with the licensing, sublicensing, or distribution of any Company Product to any third-party; (c) the decompilation, disassembly, or reverse engineering of any Company Product (or portion thereof) or the licensing of any such Company Product (or portion thereof) for the purpose of making derivative works thereof (in each case other than the Open Source Software or Open Data itself); or (d) the creation of any obligation for the Company to grant to any third-party any rights or immunities under or with respect to any Company owned IP.

“CPUC” shall mean the California Public Utilities Commission.

“CSI” means [***].

“CSI Holdback Amount” means an amount equal to $100,000.

“D&O Indemnitees” is defined in Section 6.11(a).

“D&O Tail Policy” is defined in Section 6.11(b).

“DGCL” is defined in the Recitals.

“Direct Claims” is defined in Section 9.4(a).

“Disclosure Schedule” is defined in Article 4.

“Disputed Items” is defined in Section 3.3(c).

“Dissenting Shares” is defined in Section 2.2(b)(iii)(A).

“Effective Time” is defined in Section 2.1(b).

“Employee Accrued Amounts” means all accrued wages, pro-rated bonuses, commissions, fees and other accrued but unpaid compensation and benefits of any current or former employee, director or other individual service provider of the Company as of the Closing Date, as well as all contractual severance obligations owed to any Person terminated prior to the Closing Date, excluding Excluded Employee Amounts.

“[***] Holdback Amount” means an amount equal to $300,000.

“Employee Offer Letters” is defined in the Recitals.

“Enforceability Exceptions” is defined in Section 4.2(a).

“Enterprise Value” means $23,200,000.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, order, claim, demand, directive, Lien, investigation, proceeding, notice or request by or from any Governmental Body or any other Person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, the environment or the protection of human health from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes.

“Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company to conduct its respective businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Estimated Aggregate Exercise Price” means the Company’s good faith estimate of the Aggregate Exercise Price.

“Estimated Closing Cash” means the Company’s good faith estimate of the Closing Cash based on the books and records of the Company.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the amount of Closing Indebtedness based on the books and records of the Company.

“Estimated Closing Proceeds” means (a) the Enterprise Value, plus (b) Estimated Closing Cash, plus (c) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (d) Estimated Aggregate Exercise Price, minus (e) Estimated Closing Indebtedness, minus (f) Estimated Unpaid Transaction Expenses, minus (g) the amount (if any) by which Estimated Net Working Capital is less than Target Net Working Capital, minus (h) the Representative Fund, minus (i) the Indemnity Holdback Amount minus (j) the Adjustment Holdback Amount minus (k) the CSI Holdback Amount, minus (l) the [***] Holdback Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Unpaid Transaction Expenses or Net Working Capital shall be double counted for purposes of calculating the Estimated Closing Proceeds hereunder.

“Estimated Closing Proceeds Elements” shall mean, collectively, the following: (a) Estimated Closing Cash, (b) Estimated Closing Indebtedness, (c) Estimated Net Working Capital, (d) Estimated Aggregate Exercise Price and (e) Estimated Unpaid Transaction Expenses.

“Estimated Closing Statement” is defined in Section 3.3(a).

“Estimated Net Working Capital” means the Company’s good faith estimate of the amount of Net Working Capital based on the books and records of the Company.

“Estimated Unpaid Transaction Expenses” means the Company’s good faith estimate of the amount of Unpaid Transaction Expenses based on the books and records of the Company.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Documents” is defined in Section 2.3.

“Excluded Employee Amounts” means all vacation and paid time off that has been accrued but unused as of the Closing Date by any current or former employee, director or other individual service provider of the Company, as well as any severance obligations owed to any Person terminated by or with the written consent of Parent.

“FCC” means the Federal Communications Commission.

“Final Resolution” is defined in Section 9.4(c)(iii).

“Final Spreadsheet” is defined in Section 4.4(d).

“Financial Statements” is defined in Section 4.6(a).

“Foreign Public Official” means any: (a) officer, employee or representative of any foreign Governmental Body; (b) officer, employee or representative of any commercial enterprise or entity that is owned or controlled by a foreign Governmental Body; (c) officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) Person acting in an official capacity for any foreign Governmental Body, enterprise or organization identified above; and (e) foreign political party, foreign political party official or candidate for foreign political office.

“Fully-Diluted Stock” means the sum of (a) the aggregate number of shares of Company Stock issued and outstanding as of immediately prior to the Effective Time, excluding, for the avoidance of doubt, any Treasury Shares, plus (b) the maximum aggregate number of shares of Company Common Stock issuable upon full cash exercise, exchange or conversion of all vested In-the-Money Options that are outstanding as of immediately prior to the Effective Time (including each unvested In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement).

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization), Section 4.3(a) (Non-Contravention), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.25 (Related Party Transactions) and Section 4.26 (Brokers and Other Advisors; Existing Discussions).

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, provincial, local, municipal, foreign, or other government or (c) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Materials” means material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law or (b) is regulated or subject to requirements under any Environmental Law.

“Highest In-the-Money Exercise Price” means the highest per share exercise price at which the Aggregate Company Stock Per Share Amount would exceed such highest per share exercise price assuming that (a) all Options outstanding as of immediately prior to the Effective Time (i) with a per share exercise price equal to or less than such highest per share exercise price are included in the Fully-Diluted Stock and (ii) with a per share exercise price greater than such highest per share exercise price are excluded from the Fully-Diluted Stock and (b) the sum of the exercise prices of all Options (i) with a per share exercise price equal to or less than such highest per share exercise price were included in the Aggregate Exercise Price and (ii) with a per share exercise price greater than such highest per share exercise price were excluded from the Aggregate Exercise Price.

“Inbound Licenses” means all Contracts required to be scheduled in Section 4.13(b)(i)(A) of the Disclosure Schedule.

“In-the-Money Option” means an Option with an exercise price per share that is less than the Highest In-the-Money Exercise Price.

“In-The-Money Optionholder” means each holder of an In-The-Money Option.

“Indebtedness” means, without duplication, as of any particular time, (a) the amount of all indebtedness for borrowed money of the Company (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (b) Liabilities of the Company evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) Liabilities of the Company to pay the deferred purchase price of property or services (including any deferred purchase price Liabilities related to past acquisitions of the Company) other than trade payables incurred in the ordinary course of business consistent with past practice, (d) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) the amount of Capital Lease Obligations, (f) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a) through (e), (g) the cost to service deferred revenue, (h) customer deposits, (i) any Accrued Taxes, and (k) unpaid professional fees to the extent not included in Unpaid Transaction Expenses; provided, that, for the avoidance of doubt, “Indebtedness” shall not include any deferred Tax Liabilities.

“Indemnification Claim Notice” is defined in Section 9.4(c)(i).

“Indemnification Claim Response” is defined in Section 9.4(c)(ii).

“Indemnified Persons” is defined in Section 9.2.

“Indemnifying Securityholders” means, collectively, the Stockholders (other than Stockholders properly exercising appraisal or dissenters’ rights for Dissenting Shares who have not withdrawn or otherwise terminated their exercise of appraisal and dissenters’ rights, as applicable, pursuant to the DGCL) and the vested In-The-Money Optionholders.

“Indemnity Holdback Amount” means an amount equal to $75,000.

“Independent Accountant” is defined in Section 3.3(d).

“Information Statement” is defined in Section 6.7(b).

“Initial Company Stock Per Share Amount” means the amount determined by dividing (a) the Estimated Closing Proceeds by (b) the Fully-Diluted Stock.

“Initial Spreadsheet” is defined in Section 4.4(d).

“Insurance Policies” is defined in Section 4.21.

“Interim Period” is defined in Section 6.1.

“IP Contributor” is defined in Section 4.13(c)(i).

“IP Rights” means any and all rights in and to: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”) including credentials (for example login names and passwords) to access any associated accounts therefor; (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, rights in data or databases, and other documentation thereof (“Software”); (i) rights of publicity; (j) all other intellectual or industrial property and proprietary rights; (k) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(j)” above, as applicable; and (l) together with, in each of clauses “(a)” through “(k)” above, all income, royalties, damages, and payments due or payable at the Closing Date or thereafter (including for past or future infringements thereof), the right to sue and recover for past infringements or misappropriations thereof and all corresponding rights that may be secured in any jurisdiction.

“IRS” means the United States Internal Revenue Service or any successor agency.

“ITAR” means the International Traffic in Arms Regulations.

“Joinder Agreement” means a joinder agreement in the form of Exhibit B.

“Key Employee” means each of Ari Rabban and Michael Robinson.

“knowledge” means, with respect to the Company, the actual knowledge of Ari Rabban, Alen Cohen, Michael Robinson, Aalok Kaushish and Rupesh Gupta after due inquiry and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company.

“Law” means any law (including common law), rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Letter of Transmittal” means a letter of transmittal in the form of Exhibit C.

“Liabilities” means liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Liens” means any liens, statutory liens, pledges, mortgages, security interests, charges, easements, rights of way, covenants, claims, restrictions, rights, options, conditional sale or other title retention agreements or encumbrances of any kind or nature.

“Losses” means any and all losses, damages (including special, incidental and consequential damages), Liabilities, Taxes, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses); provided, however, that Losses shall not include any punitive damages unless such damages are awarded to a third party.

“Made Available” is defined in Section 1.2(b).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on: (a) the business, assets, properties, results of operations or financial condition of the Company, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Company operate; (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Company, or the enforcement or interpretation thereof; or (iii) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Company operate or any escalation or worsening of any of the foregoing; provided, further, the foregoing exceptions shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Company relative to businesses in the same or similar industries; or (b) the ability of the Company to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Merger.

“Material Contracts” is defined in Section 4.11.

“Material Customers” is defined in Section 4.22.

“Material Suppliers” is defined in Section 4.22.

“Merger” is defined in Section 2.1(a).

“Merger Consideration” means the aggregate consideration to which holders of Company Stock and vested In-The-Money Options become entitled pursuant to Section 2.2 and Section 3.3.

“Merger Sub” is defined in the Preamble.

“Net Working Capital” means (a) the Company’s consolidated total current assets as of immediately prior to the Effective Time (as defined by and determined in accordance with GAAP), excluding Cash, the current portion of deferred financing costs, and any current or deferred Tax assets less (b) the Company’s consolidated total current Liabilities as of immediately prior to the Effective Time (as defined by and determined in accordance with GAAP), including Employee Accrued Amounts and excluding current Liabilities relating to Indebtedness, any current or deferred Tax Liabilities. A reference calculation of Net Working Capital is attached as Schedule A.

“Non-Continuing Service Providers” is defined in Section 7.2(f)(iii).

“Non-U.S. Plan” is defined in Section 4.16(k).

“Objection Notice” is defined in Section 3.3(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means any Software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including without limitation: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses; (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd; (c) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; and (d) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses “(a)” through “(c)”.

“Optionholder” means a holder of an Option.

“Options” means all options to acquire shares of Company Stock which are outstanding as of immediately prior to the Effective Time (whether or not exercisable).

“Order” shall mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person or its property.

“Outbound Licenses” means all Contracts required to be scheduled in Section 4.13(b)(ii)(A) of the Disclosure Schedule.

“Outside Date” is defined in Section 8.1(b).

“Parent” is defined in the Preamble.

“Parent Adjustment Amount” is defined in Section 3.3(f)(i).

“Parent Documents” is defined in Section 5.2.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Merger.

“Parent Officer’s Certificate” is defined in Section 7.3(c).

“Paying Agent” means PNC Fortis, or its successor, in its capacity as such pursuant to a paying agent agreement between it and Parent.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (b) statutory, landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP to the satisfaction of Parent, or, with respect to mechanics’ or materialmens’ liens, have been sufficiently bonded over to the satisfaction of Parent; (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business; and (d) easements, covenants, conditions and restrictions of record.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, device or household or any other data or information that constitutes personal data, personal information or personally identifiable information under any applicable Privacy Obligation or Company privacy policy, including an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Body-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card and other financial information (including bank account information), customer proprietary networking information (as defined under the Communications Act of 1934, 47 USC § 153, and any regulations promulgated thereunder), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.

“Personal Property Leases” is defined in Section 4.10(b).

“Plans” mean each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, employment, equity or equity-based, flexible spending, fringe benefit, gross-up arrangements, insurance (including accident, AD&D, dental, disability, hospitalization, life, medical, split dollar, stop-loss and vision), profit sharing, retention, severance or retirement (including retiree medical), vacation or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is established, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any ERISA Affiliate thereof for the benefit of the current or former employees, directors, consultants or independent contractors of the Company or with respect to which the Company has any actual or contingent liability.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) the portion of the Straddle Period that ends on the Closing Date.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on the Company.

“Pre-Closing Taxes” means all Liabilities for (a) Taxes of the Company for Pre-Closing Tax Periods and Pre-Closing Taxable Events, regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date, (b) Taxes arising as a result of prepaid amounts received by the Company prior to the Closing, (c) Taxes of any Person imposed on the Company as a result of being a member of any affiliated, consolidated or combined group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (d) Taxes of any Person for which the Company becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (e) Taxes imposed on any Securityholder for any Taxable period, (f) Taxes of the Company attributable to the transactions contemplated by this Agreement (other than Transfer Taxes for which Parent is responsible pursuant to Section 6.12(f)), and (g) the Indemnifying Securityholders’ share of Transfer Taxes pursuant to Section 6.12(f).

“Privacy Obligations” means all applicable Laws, contractual obligations, self-regulatory standards, industry standards, written policies or terms of use of the Company, or any consents obtained by the Company that are related to privacy, security, data protection, Processing of Company Data (including Personal Data), the Card Association Rules, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing), the transfer of government-related data or Personal Data, and any and all amendments or modifications made from time to time to the foregoing items.

“Pro Rata Portion” shall mean, with respect to a particular Indemnifying Securityholder, an amount equal to percentage determined by dividing (a) the aggregate amount payable to such Indemnifying Securityholder pursuant to Section 2.2(b) and Section 2.4(a) (including amounts withheld as part of the Indemnity Holdback Amount, Adjustment Holdback Amount, CSI Holdback Amount, and [***] Holdback Amount and amounts withheld for Tax obligations), by (b) the aggregate amount payable to all Indemnifying Securityholders pursuant to Section 2.2(b) and Section 2.4(a) (including amounts withheld as part of the Indemnity Holdback Amount, Adjustment Holdback Amount, CSI Holdback Amount, and [***] Holdback Amount and amounts withheld for Tax obligations).

“Proceeding” shall mean any claim, demand, action, arbitration, audit, hearing, inquiry, investigation, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Body or arbitrator.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“R&W Policy” has the meaning set forth in Section 6.14.

“Real Property Lease” is defined in Section 4.9(a).

“Registered IP” means all IP Rights that are registered, filed, issued, or granted under the authority of, with, or by any Governmental Body or, in the case of domain names, social media identifiers, and the like, a domain name administrator or social media platform, as applicable, including all Patents, registered Trademarks (including domain names and social media identifiers), registered Copyrights, and all applications for any of the foregoing.

“Related Party” is defined in Section 4.25.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials.

“Representative Fund” means an amount equal to $50,000.00.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” is defined in Section 3.3(d).

“Resolved Matters” is defined in Section 3.3(d).

“Restricted Stock” is defined in Section 4.4(a).

“Restrictive Covenant” means any non-compete, non-solicit, no hire, non-interference, non-disparagement or confidentiality obligation.

“Restrictive Covenant Agreement” means a restrictive covenant agreement in the form of Exhibit D.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Territory or (c) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Section 280G Payments” is defined in Section 6.8.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” means any: (a) accidental or unlawful destruction, loss, alteration, corruption, or other misuse or unauthorized Processing of Sensitive Data transmitted, stored or otherwise Processed; or (b) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data or Company IT Systems.

“Securityholder Representative” is defined in the Preamble.

“Securityholders” means, collectively, each Stockholder and Optionholder.

“Seller Adjustment Amount” is defined in Section 3.3(f)(ii).

“Sensitive Data” means any: (a) Personal Data and (b) trade secrets and confidential or proprietary information or data in the Company’s possession, custody or control or the possession, custody or control of any Third-Party service providers, consultants, independent contractors or other Third-Parties on behalf of the Company and used or held for use in the conduct of the Company’s businesses.

“Stock Plan” means the Company’s 2020 Omnibus Stock Incentive Plan or 2010 Omnibus Stock Incentive Plan, as applicable.

“Stockholder” means each holder of shares of Company Stock.

“Stockholder Approval” is defined in Section 4.2(b).

“Stockholder Written Consent” means a written consent of certain Stockholders, in the form attached hereto as Exhibit E.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Corporation” is defined in Section 2.1(a).

“Target Net Working Capital” means negative $490,000.

“Tax” means (a) all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, severance, transfer, conveyance, documentary, stamp, property, unclaimed property, escheat, inventory, value added, alternative, environmental, telecommunications, communications, utility, customs duties, minimum tax, estimated and any other tax, fee, charge, levy, excise, duty or assessment in the nature of a tax, including, without limitation, any state, county or local 988, 911 or e911 fees, Universal Service Fund fees, telecom rate fees, telephone service factor or service facility charges, and other regulatory recovery taxes and fees, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by any Governmental Body, and (b) any liability in connection with the filing of any Report of Foreign Bank and Financial Accounts (FBAR).

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third-Party” means any Person or group other than Parent, Merger Sub, the Company, the Securityholder Representative or any of Affiliates of Parent, Merger Sub, the Company and the Securityholder Representative.

“Third‑Party Claim” is defined in Section 9.4(b)(i).

“Third-Party Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company or any of their designees (including any and all Trade Secrets and User Data) and all other information and data compilations used by, or necessary to the business of, the Company that was licensed, received, or collected from any other Person.

“Trade Control Laws” means those Laws applicable to the Company regulating the export, reexport, transfer, disclosure or provision of commodities, Software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including, without limitation: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120‑130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); Laws and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); any other Laws implementing Sanctions; U.S. and non-U.S. customs Laws; and any other export controls Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent applicable and to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or model.

“Transaction Documents” means this Agreement, together with the Restrictive Covenant Agreements, Joinder Agreements, the Letters of Transmittal, the Company Officer’s Certificate, the Company Secretary’s Certificate, the Parent Officer’s Certificate, and each of the other agreements, documents, certificates and instruments to be delivered hereunder or thereunder.

“Transaction Tax Deductions” means any amounts (without duplication) to the extent deductible by the Company in a Pre-Closing Tax Period at a “more likely than not” or greater level of comfort and which are attributable to (a) Unpaid Transaction Expenses, (b) all fees, costs, expenses, success fees, payments, premiums, Taxes, and any other expenses of the types included within the meaning of Unpaid Transaction Expenses that are paid prior to the Closing, (c) the payment of any Indebtedness, or (d) the payment of any costs or expenses included as liabilities in Net Working Capital. With respect to amounts that constitute success-based fees, the parties agree to use the election under Revenue Procedure 2011-29 to treat seventy percent (70%) of such fees as deductible to the extent reportable as such at a “more likely than not” or greater level of comfort.

“Transfer Taxes” is defined in Section 6.12(f).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Treasury Shares” is defined in Section 2.2(b)(ii).

“Unpaid Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company prior to Closing in connection with this Agreement, (b) all fees payable by the Company to any Securityholder or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, (c) the aggregate amount of all change in control, sale, retention, “success fees,” or similar bonuses or payments or the value of any acceleration of benefits to any current or former service provider of the Company payable or effected as a result of, or in connection with, this Agreement, the Merger or any other transactions contemplated hereby, (d) the aggregate amount of Taxes (including the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs, payments under clauses (c) above or any other compensatory payments made by the Company pursuant to this Agreement) payable by the Company as a result of, or in connection with, this Agreement, the Merger or any other transactions contemplated hereby, including pursuant to the cash-out of the vested In-the-Money Options, (e) the premium for the D&O Tail Policy, (f) the costs of the Paying Agent for any paying agent services rendered in connection with this Agreement, (g) the premium and costs of the R&W Policy, and (h) any payments in connection with any change in control obligations resulting from or in connection with the Merger or any of the other transactions contemplated by this Agreement, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing or resulting from an agreed-upon modification or early termination of any such Contract.

“Unresolved Matters” is defined in Section 3.3(d).

“User Data” means data and information submitted to or otherwise Processed through the Company Products by or for the customers and users of the Company Products, excluding any Company-Owned IP.

“Waived Benefits” is defined in Section 6.8.

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“Willful Breach” means, with respect to a party, (a) a material breach by such party of any covenant or obligation set forth in this Agreement or any other Transaction Document that is the consequence of an act or failure to act by such party where such party had actual knowledge that the taking of such act or failure to take such act would cause a breach of such covenant or obligation of this Agreement or (b) the making of any representation or warranty in this Agreement or any other Transaction Document where such party making such representation or warranty had actual knowledge that such representation or warranty was false when made.

Section 1.2 Other Definitional Provisions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, unless otherwise specified, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement, unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if.” The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The use of the terms “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars. References herein to any gender shall include each other gender. The word “or” is not exclusive, unless the context otherwise requires. A reference to a statute, listing rule, regulation, order or other applicable Law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(b) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. Any reference to any document being “Made Available” to Parent means that the Company has posted complete and correct copies of such document to the virtual data room managed by the Company and hosted by Polsinelli PC as of 5:00 p.m. Pacific Time on the date that is two (2) Business Days prior to the date hereof and that Parent has had continuous access to such documents since such time. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition of such term set forth in this Agreement will control.

Article 2

The Merger

Section 2.1 The Merger.

(a) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

(b) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is mutually agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions under the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 2.2 Conversion of Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time).

(b) Company Stock.

(i) Generally. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time (excluding Treasury Shares and Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Agreement and subject to the delivery of the Exchange Documents in respect of such shares in the manner provided in Section 2.3, an amount in cash, without interest, equal to the Aggregate Company Stock Per Share Amount.

(ii) Treasury Shares. Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Stock that is issued and outstanding and held by the Company as of immediately prior to the Effective Time (“Treasury Shares”) shall be cancelled without any consideration paid therefor.

(iii) Dissenting Shares.

(A) Notwithstanding anything to the contrary herein, any shares of Company Stock issued and outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of, or provided written consent to, the Agreement and the Merger and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for Company Stock set forth in Section 2.2(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(B) Notwithstanding the provisions of Section 2.2(b)(iii)(A), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon delivery of the Exchange Documents in respect of such shares in the manner provided in Section 2.3, the consideration for such shares set forth in Section 2.2(b)(i), without interest.

(C) The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or offer to settle or settle any such demands unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonable conditioned, delayed or withheld. A copy of any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(D) Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares in excess of the amount that would otherwise be payable pursuant to Section 2.2 for each such Dissenting Share (such amount, unless determined in a final, non‑appealable judgment of a court, being subject to the written approval of the Securityholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees incurred by the Company, Parent and the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall be indemnifiable Losses pursuant to Article 9.

(iv) No Further Ownership Rights. The amounts paid in respect of the surrender of shares of Company Stock in accordance with the terms of this Section 2.2 shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time.

Section 2.3 Exchange Procedures; Paying Agent. The Paying Agent shall act as paying agent in connection with the Merger in effecting the exchange of cash for Company Stock which, immediately prior to the Closing, is uncertificated and which are converted into the right to payment pursuant to Section 2.2. Any Tax reporting to Stockholders or withholding required of Parent (other than with respect to any employment-related Tax matters) will be performed by the Paying Agent on Parent’s behalf. As soon as reasonably practicable after the Closing Date, the Paying Agent shall send a Letter of Transmittal to each Stockholder at the address set forth opposite each such Stockholder’s name on the Final Spreadsheet. After delivery by a Stockholder to the Paying Agent of (a) a Letter of Transmittal, (b) to the extent not previously delivered to Parent at or prior to Closing, a Joinder Agreement and (c) any other documents (including applicable Tax forms) that Parent or the Paying Agent may reasonably require in connection therewith (clauses (a) through (c), collectively, the “Exchange Documents”), in each case, duly completed and validly executed in accordance with the instructions thereto, Parent shall cause the Paying Agent to pay to such Stockholder in exchange therefor the amount of cash to which he, she or it is entitled under Section 2.2. Notwithstanding anything to the contrary herein, the Paying Agent shall not be liable to any Stockholder for Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Options.

(a) Vested In-The-Money Options. Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each vested In-the-Money Option that is outstanding as of immediately prior to the Effective Time (including any In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement) shall be cancelled and the holder thereof shall be entitled to receive, upon the terms set forth in this Agreement, in consideration of such cancellation, an amount in cash, without interest, equal to (x) the excess of the Aggregate Company Stock Per Share Amount over the per share exercise price of such In-the-Money Option, multiplied by (y) the aggregate number of shares of Company Common Stock subject to such vested In-the-Money Option for which it has not been exercised. Promptly following the Effective Time, Parent shall pay or cause to be paid the cash amounts payable pursuant to this Section 2.4(a), less applicable withholdings, in respect of such In-the-Money Options. The amounts paid in respect of the cancellation of such vested In-the-Money Options in accordance with the terms of this Section 2.4(a) shall be deemed to be in full satisfaction of all rights pertaining to such vested In-the-Money Options, and there shall be no further registration of transfers, conversions or exchanges on the records of the Surviving Corporation of such vested In-the-Money Options.

(b) All Other Options. Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each Option that is not a vested In-the-Money Option outstanding as of immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor. For the avoidance of doubt, each unvested In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement shall be treated as set forth in Section 2.4(a).

(c) Necessary Actions. Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent, the Company shall use its commercially reasonable efforts to take all actions required or necessary to effect the transactions anticipated by this Agreement under the Stock Plan and any other agreements governing the terms of any Options to: (i) effect the treatment of the Options set forth in this Section 2.4, (ii) ensure that no Optionholder has any rights following the Effective Time with respect to any Options held by such Optionholder immediately prior to the Effective Time, except as expressly provided in this Section 2.4, and (iii) cause the Stock Plan and any other agreements governing the terms of any Options to terminate at or prior to the Effective Time. On or following the date of this Agreement, neither the board of directors of the Company nor any committee thereof, nor the administrator of the Stock Plan, shall resolve to accelerate the vesting or otherwise modify the terms of any Option.

(d) Notice. Within five (5) Business Days following the date hereof, the Company shall deliver notice to the Optionholders that the Options will be treated as set forth in this Section 2.4, which notice shall be in compliance with the terms of the Stock Plan and each such Option and in a form reasonably satisfactory to Parent. Any materials to be submitted to the Optionholders in connection with the notice required under this Section 2.4(d) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld or delayed, and the Company shall consider in good faith any comments or proposed revisions made by Parent or its Representatives.

Section 2.5 Certificate of Incorporation; Bylaws. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read “Bylaws of Phone.Com, Inc.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.6 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier death, resignation or removal), the directors and officers of Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

Section 2.7 Withholding. Each of the Company, Parent, Merger Sub, the Surviving Corporation, the Securityholder Representative and the Paying Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law, provided, that the Person intending to deduct or withhold shall use commercially reasonable to notify the relevant payee of any amounts otherwise payable to such payee that it intends to deduct and withhold at least three (3) Business Days prior to the due date for any relevant payment, other than withholdings required in respect of compensatory payments or as a result of a deliverable failing to be delivered pursuant to the terms of this Agreement, and the Person intending to withhold with respect to such payments shall provide reasonable details regarding the provisions of Law that requires such deduction or withholding and the parties shall work together in good faith to minimize such deduction or withholding. To the extent that amounts are so deducted or withheld, such amounts shall be timely paid over to the applicable Governmental Body in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3

The Closing; Merger Consideration Adjustment

Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 9:00 a.m. Pacific Time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article 7 (other than those to be satisfied at the Closing) or (b) on such other date and time as is mutually agreed to in writing by the parties. The date and time of the Closing are referred to herein as the “Closing Date.” The Closing will take place virtually by exchange of the Closing deliverables set forth in this Agreement by PDF or other electronic transmission.

Section 3.2 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions on the Closing Date:

(a) the Company and Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger;

(b) Parent shall deliver or cause to be delivered to the Paying Agent an amount equal to the aggregate Estimated Closing Proceeds payable to the Stockholders (for distribution by the Paying Agent to each Stockholder in accordance with Article 2), by wire transfer of immediately available funds;

(c) Parent shall deliver or cause to be delivered to the Surviving Corporation an amount equal to the aggregate Estimated Closing Proceeds payable to the vested In-The-Money Optionholders (for distribution by the Surviving Corporation to each vested In-The-Money Optionholders in accordance with Article 2), by wire transfer of immediately available funds;

(d) Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e) Parent shall deliver the Representative Fund by wire transfer of immediately available funds to the account(s) designated by the Securityholder Representative;

(f) Parent shall pay or cause to be paid, on behalf of the Company, all Unpaid Transaction Expenses to each Person who is owed a portion thereof;

(g) Parent will withhold the Indemnity Holdback Amount, the Adjustment Holdback Amount, the CSI Holdback Amount, and the [***] Holdback Amount for the purposes of providing security for any indemnification obligations and any purchase price adjustment in accordance with the terms hereof; and

(h) Parent, Merger Sub, the Company and the Securityholder Representative (on behalf of the Indemnifying Securityholders) shall make such other deliveries as are required by Article 7.

Section 3.3 Estimated Closing Proceeds; Closing Proceeds Adjustment.

(a) On the fifth (5th) Business Day prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) that is certified by the Company’s Chief Executive Officer setting forth the Company’s good faith calculation and estimate of (i) the aggregate amount of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements, and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in a manner consistent with GAAP and the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Estimated Net Working Capital. The Company shall review any comments proposed by Parent with respect to the Estimated Closing Statement and shall consider in good faith any appropriate changes thereto prior to the Closing.

(b) No later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth (i) Parent’s calculation of the Closing Proceeds, including each of the Closing Proceeds Elements and the Parent Adjustment Amount or the Seller Adjustment Amount (if any), and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Closing Statement. The Closing Statement shall be prepared in a manner consistent with GAAP and the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Net Working Capital.

(c) Following delivery of the Closing Statement and until the final determination of the Closing Proceeds, Parent and its Subsidiaries (including the Surviving Corporation) shall (i) permit the Securityholder Representative and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Surviving Corporation and (ii) provide the Securityholder Representative and its Representatives reasonable access, during normal business hours and upon reasonable notice, to Parent’s and its Subsidiaries’ (including the Surviving Corporation’s) employees and advisors involved in the preparation of the Closing Statement, provided in each case that such access does not unreasonably disrupt the normal operations of the Company. The Closing Statement shall be conclusive, final and binding on all parties absent manifest error unless the Securityholder Representative gives Parent written notice (an “Objection Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items within sixty (60) days after receipt of the Closing Statement.

(d) If an Objection Notice is delivered to Parent, then Parent and the Securityholder Representative shall, for a period of thirty (30) days (or such longer period as Parent and the Securityholder Representative may agree in writing) following delivery of an Objection Notice to Parent (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Securityholder Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such written resolution by them as to any Disputed Items shall be conclusive, final and binding on all parties absent manifest error. Any Disputed Items agreed to by Parent and the Securityholder Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Securityholder Representative in the Objection Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of an Objection Notice. If, at the end of the Resolution Period, Parent and the Securityholder Representative have been unable to resolve any differences they may have with respect to the matters specified in the Objection Notice, Parent or the Securityholder Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Objection Notice (the “Unresolved Matters”) for resolution to a nationally recognized accounting firm selected by Parent that is consented to by Securityholder Representative, such consent not to be unreasonably withheld, conditions or delayed (the “Independent Accountant”). If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Parent and the Securityholder Representative shall enter into a customary engagement letter with, and, to the extent necessary, will waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.3. Within ten (10) Business Days after the Independent Accountant has been retained, each of Parent and the Securityholder Representative shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Parent and the Securityholder Representative may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter (provided, that it delivers a copy thereof substantially simultaneously to the other). With each submission, each of Parent and the Securityholder Representative may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant (provided, that it delivers a copy thereof substantially simultaneously to the other). The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference or videoconference) concerning the disagreement and each of Parent and the Securityholder Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(e) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 3.3(d), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement) in accordance with GAAP and the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Net Working Capital. The Independent Accountant’s determination, acting as an expert in accounting and not as an arbitrator, as to each Unresolved Matter shall be set forth in a written statement delivered to each of Parent and the Securityholder Representative, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties absent manifest error. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by the Securityholder Representative in the Objection Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by the Securityholder Representative in the Objection Notice. The fees, costs and expenses of the Independent Accountant shall be paid by each of the (i) Indemnifying Securityholders, which payment shall be caused to be made by the Securityholder Representative on behalf of the Indemnifying Securityholders, and (ii) Parent based on the inverse proportion to the difference between the Closing Proceeds proposed by each of them and the Closing Proceeds as determined by the Independent Accountant. For example, if the Securityholder Representative claims that the appropriate adjustments are $500 greater than the amount determined by Parent and if the Independent Accountant ultimately resolves the dispute by awarding to the Securityholder Representative $100 of the $500 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 20% to Parent and 80% to the Indemnifying Securityholders, which payment shall be caused to be made by the Securityholder Representative on behalf of the Indemnifying Securityholders.

(f) Within five (5) Business Days after the final determination of the Closing Proceeds, including each of the components thereof, pursuant to this Section 3.3:

(i) If the Closing Proceeds as finally determined pursuant to this Section 3.3 are less than the Estimated Closing Proceeds (the amount of such deficiency, the “Parent Adjustment Amount”), then Parent shall recover such difference from the Adjustment Holdback Amount; provided that in the event of a deficiency, Parent may elect, in its sole discretion, to recover any portion of such deficiency out from the Indemnity Holdback Amount and/or the CSI Holdback Amount. Parent shall pay or cause to be paid the aggregate amount of the Adjustment Holdback Amount remaining following Parent’s recovery of the Parent Adjustment Amount as follows: (x) to the Paying Agent, such portion of such remaining amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders in accordance with Article 2; and (y) to the Company, such portion of such remaining amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders in accordance with Article 2.

(ii) If the Closing Proceeds as finally determined pursuant to this Section 3.3 are greater than the Estimated Closing Proceeds (the lesser of the amount of such excess or the value of the Adjustment Holdback Amount, the “Seller Adjustment Amount”), then Parent shall pay or cause to be paid: (x) to the Paying Agent, such portion of the Adjustment Holdback Amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders in accordance with Section 2.2(b) in accordance with Article 2; and (y) to the Company, such portion of the Adjustment Holdback Amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders in accordance with Article 2, and (B) Parent shall pay or cause to be paid to the Paying Agent and the Company, respectively, the aggregate amount of the Seller Adjustment Amount as Additional Proceeds for further payment to the Stockholders and the vested In‑The‑Money Optionholders in accordance with Article 2.

All payments to be made pursuant to this Section 3.3(f) shall (x) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the maximum extent permitted by Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by Parent or the Securityholder Representative, as applicable.

Article 4

Representations and Warranties of The Company

Except as set forth in the disclosure schedules supplied by the Company to Parent and Merger Sub, dated as of the date hereof (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, each of which is set forth in Section 4.1(a) of the Disclosure Schedule, except where the failure to be so qualified and in good standing would not reasonably be expected to be material to the Company. The Company has Made Available to Parent prior to the date hereof a true and complete copy of the most recent Certificate of Incorporation of the Company and the most recent Bylaws of the Company, each as amended to date (together, the “Company Governance Documents”), and each such instrument is in full force and effect. The Company is not in violation of the provisions of the Company Governance Documents.

(b) Except as set forth in Section 4.1 of the Disclosure Schedule, the minute books of the Company contain true, complete and correct records of all meetings and other corporate actions of their respective stockholders and their respective boards of directors and committees thereof. Except as set forth in Section 4.1 of the Disclosure Schedule, the stock records of the Company are true, complete and correct and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company, respectively. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company has Made

Available to Parent true, complete and correct copies of (i) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company, (ii) all stock ledgers of the Company and (iii) any similar records or documents of the Company. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company has no prior names, and since their respective dates of incorporation, the Company has not conducted business under any name other than its respective current name.

Section 4.2 Authorization.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement (other than, with respect to the Merger, the Stockholder Approval) and the other Company Documents. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the other Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b) The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Stock (voting together as a single class on an as-converted to common stock basis), (ii) the holders of a majority of the Company Preferred Stock (voting as a single class on an as-converted to common stock basis), and (iii) the holders of a majority of the Company Common Stock (voting as a single class) are the only votes of the holders of Company Stock required to approve this Agreement by the Company stockholders (the “Stockholder Approval”).

Section 4.3 Non-Contravention.

(a) Except as set forth in Section 4.3(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company to make any payment under, any provision of (i) the Company Governance Documents, (ii) any Material Contract, (iii) any outstanding Order applicable to the Company or any of the properties or assets of the Company, or (iv) assuming compliance with the filing and notice requirements set forth in Section 4.3(b), any applicable Law to which the Company is subject.

(b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, no authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for those under regulations promulgated by the FCC, the CPUC, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists solely of 4,000,000 shares of Company Common Stock, 1,005,448 shares of which are issued and outstanding as of the date hereof and 1,000,000 shares of Company Preferred Stock, 601,535 shares of which have been designated Series A Preferred Stock , and of which 586,306 shares are issued and outstanding as of the date hereof. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. The Company Stock is held by the Persons and in the amounts set forth in Section 4.4(a) of the Disclosure Schedule, which further sets forth for each such Person (i) the number of shares held, (ii) class and series of such shares, (iii) the domicile addresses of record of such Persons, (iv) whether any portion of such shares are unvested or otherwise subject to a repurchase option, risk of forfeiture or other similar condition under any applicable stock restriction agreement or other Contract with the Company (“Restricted Stock”) and (v) to the extent any portion of such shares constitutes Restricted Stock, whether such Restricted Stock was issued by virtue of any early exercise of an Option or grant of Restricted Stock.

(b) As of the date hereof, there were outstanding Options to purchase an aggregate of 335,400 shares of Company Common Stock (of which Options to purchase an aggregate of 335,400 shares of Company Common Stock were exercisable).

(c) All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Option or upon conversion of any share of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. All Options were granted with an exercise price per share no lower than the fair market value of one share of Company Stock on the date of the corporate action effectuating the grant and are exempt under Section 409A of the Code. Each Option designated as an incentive stock option within the meaning of Section 422 of the Code meets all requirements for such designation, and the Company has complied with all reporting and withholding requirements with respect to the exercise of such Options. Other than as set forth on Section 4.4(d)(iv) of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized, outstanding or promised. From and after the Effective Time, no holder of any Option will have the right to any consideration with respect thereto, except as set forth in this Agreement. The Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of Indebtedness or assets of the Company. The Company does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no authorized, outstanding or promised stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Other than the shares of Company Stock outstanding as of the date hereof and other than Company Stock issuable upon the exercise of Options, there are no other outstanding securities of the Company entitled, and no separate contractual rights to which the Company is a party entitling any holders thereof, to vote on any matters put to a vote of the stockholders of the Company. No Stockholder has notified the Company that it intends to pursue appraisal or dissenters’ rights in connection with the Merger, and other than with respect to appraisal or dissenters’ rights for Dissenting Shares, no Stockholder is entitled to any different or additional amount of consideration in respect of shares of Company Stock and Options in connection with the Merger except as expressly provided for in this Agreement. No shares of Company Stock are subject to employment-related forfeiture restrictions. All issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable Laws. All outstanding shares of Company Stock are owned of record by the holders and in the respective amounts as are set forth in the Initial Spreadsheet, and as updated in the Final Spreadsheet.

(d) The information set forth as of the date hereof in Section 4.4(d) of the Disclosure Schedule (the “Initial Spreadsheet”) in the form of Exhibit F hereto, and as updated prior to the Effective Time and delivered to Parent five (5) Business Days prior to the Closing Date (the “Final Spreadsheet”), including the portion of the Merger Consideration to be delivered to each Securityholder, is a good faith estimate as of the date hereof and, as updated and delivered to Parent pursuant to this Section 4.4(d), will be true, complete and correct as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement and the Company Governance Documents and all other agreements and instruments among the Company and the Securityholders. Without limitation of the foregoing, the Initial Spreadsheet contains, and the Final Spreadsheet when delivered to Parent will contain, the following:

(i) a calculation of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements;

(ii) a calculation of the Initial Company Stock Per Share Amount and the Additional Company Stock Per Share Amount;

(iii) with respect to each Stockholder: (A) the name, address and email address of such holder, in each case, as reflected in the Company’s records; (B) whether such holder is a current or former employee of the Company; (C) the number, class and series of shares of Company Stock held by such holder; (D) the date of acquisition of such shares; (E) the adjusted tax basis of any such shares that constitute a “covered security” within the meaning of Treasury Regulations Section 1.6045-1(a)(15); (F) the consideration that such holder is entitled to receive pursuant to Article 2 (on a holding-by-holding basis and in the aggregate); (G) the Pro Rata Portion of such holder; (H) the amount to be withheld on behalf of such holder by Parent with respect to the Adjustment Holdback Amount, the Indemnity Holdback Amount, the CSI Holdback Amount, and the [***] Holdback Amount pursuant to this Agreement; (I) the net amounts to be paid to such holder in accordance with Article 2 (on a holding-by-holding basis and in the aggregate) after deduction of the amounts referred to in clause (G); and (J) such other additional information which Parent or the Paying Agent may reasonably request;

(iv) with respect to each outstanding Option: (A) the name, address, and e-mail address of the Option holder, in each case, as reflected in the Company’s records; (B) the type of entity of the holder and whether such holder is a current or former employee, individual consultant, individual independent contractor or non-employee director of the Company and whether such holder is a Continuing Employee; (C) the grant date and expiration date thereof; (D) whether such Option was granted pursuant to the Stock Plan; (E) the exercise price per share and the number, class and series of shares of Company Stock underlying such Option immediately prior to the Closing; (F) the vesting schedule of such Option, including to the extent vested as of the date hereof and whether such vesting is subject to acceleration as a result of or in connection with the consummation of the Merger or any other events; (G) whether such Option is a non-statutory option or qualifies as an incentive stock option (as defined in Code Section 422); (H) the consideration that such holder is entitled to receive in accordance with Section 2.4, if any (on a holding-by-holding basis and in the aggregate), including the amount by which such Option is vested and unvested; (I) the Pro Rata Portion of such holder; (J) the amount to be withheld on behalf of such holder by Parent with respect to the Adjustment Holdback Amount, the Indemnity Holdback Amount, the CSI

Holdback Amount, and the [***] Holdback Amount pursuant to this Agreement; (K) whether any Taxes are to be withheld in accordance with Section 2.7 from the consideration that such holder is entitled to receive pursuant to Section 2.4; (L) the net amounts to be paid to such holder in pursuant to Section 2.4 after deduction of the amounts referred to in clause (J); and (M) such other information which Parent or the Paying Agent may reasonably request; and

(v) without duplication, a schedule of the applicable payment(s) to each other Person receiving a payment pursuant to Section 3.2 in respect of (A) the Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule; (B) Unpaid Transaction Expenses; and (C) the Representative Fund.

(e) There are no proxies, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interests of the Company.

Section 4.5 Subsidiaries. The Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, limited liability company, joint venture or other Person or any Subsidiary, and has not owned any such interest.

Section 4.6 Financial Statements.

(a) Attached as Section 4.6(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the Company’s reviewed consolidated balance sheet as of December 31, 2023, and December 31, 2024, and the related statements of income and cash flows for the fiscal years then ended, in each case, including the notes thereto and (ii) the Company’s unreviewed consolidated balance sheet as of October 31, 2025 (the “Balance Sheet”) and the related statements of income and cash flows for the 10-month period then ended. The Financial Statements are (x) true, complete, and correct and are in accordance with the books and records of the Company, (y) present fairly in all material respects the financial condition and results of operations of the Company as of the dates and for the periods indicated and (z) prepared in accordance with GAAP consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year‑end adjustments in a manner consistent with past practice, none of which shall be material).

(b) The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements identified in provisos (i) and (ii) above (such systems and processes are herein referred to as the “Controls”). None of the Company, its employees, or any independent auditor has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. There have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

(c) The accounts receivable of the Company, whether reflected on the Balance Sheet or arising following the date thereof, including, for the avoidance of doubt, any accounts receivable reflected in the calculation of Net Working Capital, represent bona fide and valid accounts receivable arising in the ordinary course of business consistent with past practice from sales actually made or services actually performed and, subject to allowances for doubtful accounts made pursuant to GAAP.

Section 4.7 Absence of Undisclosed Liabilities. Except as set forth in Section 4.7 of the Disclosure Schedule, the Company has no Indebtedness or other Liability, except (a) Liabilities specifically reflected on, and fully reserved against in, the Balance Sheet, (b) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice and which are, in nature and amount, consistent with those incurred historically and are not material to the Company, individually or in the aggregate, (c) executory obligations existing as of the date hereof pursuant to any contract set forth in Section 4.11 of the Disclosure Schedule, which, in each case, are not related to any breach or default by the Company and (d) Unpaid Transaction Expenses. The Company has not declared, set aside, made or paid out any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any securities of the Company. Except as set forth in Section 4.7 of the Disclosure Schedule, there is no Indebtedness of the Company.

Section 4.8 Absence of Certain Changes or Events. Since January 1, 2025, through the date hereof, there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2025 through the date hereof, (a) the Company has conducted its business only in the ordinary course of business consistent with past practice and (b) except as set forth in Section 4.8 of the Disclosure Schedule, there has not been any action taken or committed to be taken by the Company that would have been prohibited by Section 6.1 absent approval by Parent if it had been taken after the date hereof and prior to the Closing Date. Notwithstanding the foregoing, for purposes of scheduling changes under this Section 4.8, the threshold for disclosure under Section 6.1(viii) shall be $100,000.00.

Section 4.9 Real Property.

(a) Section 4.9(a) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or licensed by the Company as lessee or sublessee and a true, correct and complete list of all of the leases relating thereto (including amendments) as in effect on the date of this Agreement (each, a “Real Property Lease” and each such related property, a “Company Property”). The Company has delivered to Parent a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto. The Company does not currently own, and has never in the past owned, any fee simple ownership interest in real property. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company. With respect to each Real Property Lease and piece of Company Property: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the closing; (iii) neither the Company nor, to the Company’s knowledge, any other party to the Real Property Lease, is in breach or default under such Real Property Lease, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) to the Company’s knowledge, there are no disputes with respect to such Real Property Lease; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) there are no forbearance programs in effect with respect to such Real Property Lease; (vii) the

Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered or granted any Lien on such Real Property Lease or any interest therein; (viii) the Company’s possession and quiet enjoyment of the Company Property under such Real Property Lease has not been disturbed; (ix) the Company does not owe any brokerage commissions or finder’s fees with respect to such Real Property Lease; and (x) except as set forth in Section 4.9 of the Disclosure Schedule, the other party to each such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company. The Company has a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases. All the Company Properties are adequately maintained and suitable in all material respects for the purpose of conducting the business of the Company as currently conducted.

(b) The Company does not own or hold, or is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate interest or any portion thereof or interest therein.

(c) The Company has not received any written notice from any insurance company that has issued to the Company a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property. The Company has not made any material alterations, additions or improvements to any of the Company Properties that may be required to be removed upon termination of the applicable Real Property Lease term.

(d) With respect to all Company Property: (i) to the Company’s knowledge, the use and operation of the Company Property in the conduct of the business of the Company does not violate in any material respect any Law; (ii) to the Company’s knowledge, no conditions exist which would be expected to have a Material Adverse Effect with respect to the Company Property; (iii) there are no pending condemnation, eminent domain or similar proceedings with respect to all or any portion of the Company Property and, to the Company’s knowledge, no such proceeding is contemplated; (iv) the Company has not received any written notice of any special assessment proceedings or other governmental actions affecting the Company Property; and (v) the buildings and other improvements on the Company Property are in good operating condition, normal wear and tear excepted, and usable in the ordinary course of business as currently conducted by the Company.

Section 4.10 Tangible Personal Property.

(a) The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company (except as sold or disposed of subsequent to the date hereof in the ordinary course of business consistent with past practice), except as set forth in Section 4.10 of the Disclosure Schedule, free and clear of any and all Liens, other than the Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of such property. All such items of tangible personal property that are necessary for the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The tangible assets owned or leased by the Company constitute all the tangible assets necessary for the Company to carry on its business as currently conducted.

(b) Section 4.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

Section 4.11 Material Contracts. All of the following Contracts to which the Company is a party or by which any of them or their respective assets or properties are bound are set forth in Section 4.11 of the Disclosure Schedule by reference to the applicable subsection below (such Contracts listed or required to be listed in Section 4.11 of the Disclosure Schedule, collectively, the “Material Contracts”):

(a) any Contract or series of related Contracts with the same counterparty or its Affiliates that requires each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, which cannot be cancelled by the Company without penalty or without more than sixty (60) days' notice (from the date of notice of cancellation);

(b) Reserved;

(c) any Contract with (i) a Material Customer or (ii) a Material Supplier;

(d) any Contract for the sale of any commodity, product, material, supplies, equipment or other personal property of the Company (other than equipment purchased for resale) for a sale price in excess of $20,000;

(e) any Contract required to be disclosed in Section 4.24 of the Disclosure Schedule;

(f) any Contract for the employment of, or receipt of any services from, (i) any director or officer of the Company or (ii) any other individual Person on a full-time, part-time, consulting or other basis providing for aggregate annual compensation in excess of $200,000;

(g) Contracts providing for severance, retention, change in control or other similar payments; any “success fees” or bonuses, or severance payments payable to employees of the Company (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company);

(h) any Contract with any Governmental Body;

(i) each (i) Real Property Lease and (ii) Personal Property Lease;

(j) any Contract relating to the incurrence or guarantee of Indebtedness or creating a Lien (other than Permitted Liens) upon any property or assets of the Company;

(k) any Contract for the disposition of any of the Company’s assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(l) any Contract for the acquisition or disposition of any business, business unit or product line or capital stock of another Person (whether by merger, sale of stock, sale of assets or otherwise) (including, for the avoidance of doubt, Contracts containing continuing indemnification or contingent payment obligations);

(m) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(n) any hedging, futures, options or other derivative Contract;

(o) any Contract with a customer of the Company that deviates (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the Company’s standard form of customer Contract Made Available to Parent;

(p) any Contract under which the Company has agreed not to bring legal action against any third party for any reason or any Contract otherwise settling any Proceeding involving the Company;

(q) any Contract that grants or obtains, or under which the Company agrees to grant or obtain, rights to use or register IP Rights, excluding ordinary-course licenses to off-the-shelf Software;

(r) any Contract under which the Company is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any Person with respect to employment, or which would so restrict the Surviving Corporation, Parent or any successor in interest thereof after the Closing Date;

(s) any Contract that (i) contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features), (ii) grants any Person an exclusive license, supply rights, distribution rights, or other rights in connection with any Company Product (including underlying Software and/or technology), (iii) contains minimum purchase requirements, or (iv) grants any Person rights of first refusal, rights of first negotiation, or similar rights; or

(t) any other Contract to the extent not otherwise disclosed in Section 4.11 of the Disclosure Schedule that is material to the Company.

Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforceability may be affected by the Enforceability Exceptions. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation, default or breach under the terms of any of the Material Contracts and no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach, except for breaches that have not be and would not reasonably be expected to be material to the Company, taken as a whole. The consummation of the transactions contemplated by this Agreement will not give rise to any default or breach of a Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any of the Material Contracts. True, complete and correct copies of each of the Material Contracts have been Made Available to Parent prior to the date hereof, together with all amendments, modifications or supplements thereto. With respect to each Material Contract set forth on Section 4.11(p) of the Disclosure Schedule, there is no fact or circumstance that would reasonably be expected to give rise to a claim against the Company by any counterparty to such Material Contract.

Section 4.12 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account applicable extensions validly obtained). All such Tax Returns were prepared in accordance with applicable Law and are true, correct and complete in all material respects. All income and other material Taxes due and payable by or with respect to the Company (whether or not shown as due on such Tax Returns) have been timely paid to the appropriate Governmental Body.

(b) Except as set forth in Section 4.12 of the Disclosure Schedule, all Taxes that the Company was or is required to withhold or collect (including sales, use, value added and similar Taxes) have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Body in compliance with applicable Law.

(c) There are no Liens for Taxes on any assets of the Company except for Permitted Liens.

(d) No examination, audit, claim, assessment, deficiency, proceeding, proposed adjustment or any other written notice indicating an intent to open an audit or review in respect of Taxes of or with respect to the Company is pending or has been threatened by any Governmental Body in writing. No claim has been made in writing by a Governmental Body in a jurisdiction where the Company does not file Tax Returns stating that the Company is or may be subject to any Taxes assessed by such jurisdiction.

(e) The Company has not executed or filed with any Governmental Body any agreement currently in effect that waives or extends the period of assessment, reassessment or collection of any Taxes nor has the Company agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied. No power of attorney has been granted by or with respect to the Company with regard to any matters relating to Taxes that is currently in effect.

(f) The Company is not a party to, is not bound by nor has any obligation under any agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (excluding any contracts entered into in the ordinary course of business and not primarily related to Taxes). The Company has not been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) nor does the Company have any Liability for any Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non‑U.S. Law, or as a transferee or successor, by contract or otherwise.

(g) Section 4.12(g) of the Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of the Company for U.S. federal income and state Tax purposes.

(h) The Company is not required to make any adjustment in any material respect (nor has any Governmental Body proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of a change in or improper use of an accounting method. The Company is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code

(or any corresponding or similar provision of state, local or non‑U.S. Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date. The Company has no requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Body.

(i) The Company has not distributed stock or shares of another entity, and the Company has not had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) The Company is not a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for Tax purposes.

(k) The Company has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(l) The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(m) The Company is not, nor has been, a party to any “reportable transaction,” as defined in Sections 6011, 6662A and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(n) All related-party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and foreign Law.

(o) Except as set forth in Section 4.12(o) of the Disclosure Schedule, the Company has established adequate accruals and reserves, in accordance with GAAP, on the Financial Statements for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements and have not received written notice of any deficiencies for any Tax of the Company from any Governmental Body for which there are not adequate reserves on the Financial Statements. Since the date of the Financial Statements, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(p) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the one in which it is organized.

(q) The Company is not, nor has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No interest in the Company constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(r) The Company has Made Available to Parent true and complete copies of all Tax Returns for each of the taxable years and periods for the which the applicable statute of limitations period has not expired.

(s) The Company has delivered to Parent true and complete copies of all timely filed election statements under Section 83(b) of the Code with respect to any unvested securities or other property issued by the Company to any of its employees. A valid election under Section 83(b) of the Code was timely made in connection with the issuance of any securities or other property of the Company that was eligible for such an election.

Section 4.13 Intellectual Property.

(a) Registered IP, Unregistered Material Company IP, and Company Products.

(i) Registered IP. Section 4.13(a)(i) of the Disclosure Schedule accurately identifies all Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively or jointly with another Person), specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status. Section 4.13(a)(i) of the Disclosure Schedule also identifies any other Person that has or purports to have an ownership interest of any nature in any item of Registered IP in which the Company has or purports to have an ownership interest of any nature and the nature of such other Person’s interest and all actions required to be taken by the Company within sixty (60) days following the Closing in order to avoid prejudice to, or impairment or abandonment of, such Registered IP.

(ii) Unregistered Material Trademarks. Section 4.13(a)(ii) of the Disclosure Schedule accurately identifies any and all Trademarks that are not Registered IP that are material to the Company’s or operation of its business.

(iii) Company Products. Section 4.13(a)(iii) of the Disclosure Schedule accurately identifies all Company Products, and, for each Company Product (and each version thereof) that is currently or was in the past made available for use or purchase, the release date.

(b) Company IP Agreements.

(i) Inbound Licenses. Section 4.13(b)(i) of the Disclosure Schedule accurately identifies: (A) each Contract pursuant to which any IP Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or under which the Company is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP Rights (other than licenses to Open Source Software required to be scheduled in Section 4.13(h)(iv) of the Disclosure Schedule and nonexclusive licenses to “off-the-shelf” third-party Software or hosted services that is/are: (1) generally commercially available at a cost of $15,000 or less per year for an unlimited use, enterprise-wide license; (2) not distributed by the Company; (3) not incorporated into, or used in the development, testing, distribution, delivery, maintenance, or support of any Company Product; and (4) not otherwise material to the Company’s operation of its business (as currently conducted and as currently proposed to be conducted following the Closing); and (B) each Contract identified in Section 4.13(b)(i)(A) of the Disclosure Schedule under which the Company is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP Rights.

(ii) Outbound Licenses. Section 4.13(b)(ii) of the Disclosure Schedule accurately identifies: (A) each Contract under which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP or any Company Product, other than non-exclusive licenses as part of the routine sales processes of the Company in the ordinary course of business; and (B) each Contract identified in Section 4.13(b)(ii)(A) of the Disclosure Schedule under which the Company is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP Rights (other than indemnification provisions in the Company’s standard forms made available by the Company). The Company is not bound by, and no Company IP or Company Product is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the Company’s ability to use, exploit, make available, assert, or enforce its rights in any Company IP or Company Product. Without limiting the generality of the foregoing, the Company has not granted any exclusive license under any Company IP or any Company Product.

(c) Sufficiency of Assets; Ownership. The Company IP collectively constitutes all intangible assets, intangible properties, and IP Rights necessary for or used in the conduct of the Company’s business as currently conducted. Except as set forth in Section 4.13(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of all right, title, and interest in and to the Company IP (other than IP Rights licensed to the Company pursuant to Inbound Licenses), free and clear of any encumbrances (other than nonexclusive licenses granted under Outbound Licenses). Without limiting the generality of the foregoing:

(i) each Person who is or was involved in the authorship, discovery, development, conception, or reduction to practice of any Company IP owned or purported to be owned by the Company (each, an “IP Contributor”) has signed a written, valid and enforceable Contract containing: (A) an irrevocable present assignment to the Company of all IP Rights authored, discovered, developed, conceived, or reduced to practice by such Person in the course of that IP Contributor’s work for or on behalf of the Company, including all IP Rights pertaining to any Company IP and/or Company Product(s); and (B) customary confidentiality provisions protecting such IP Rights, and Company Products, and to the Company’s Knowledge no such IP Contributor has any obligation to any Person with respect to any of the foregoing;

(ii) the Company has taken reasonable steps to maintain the confidentiality of, and to otherwise protect and enforce its rights in, all Trade Secrets of the Company, the Company IP, the Company Products, and the Company’s business;

(iii) the Company owns or otherwise has, and, after the Closing, Parent shall have, all IP Rights necessary and sufficient to conduct the Company’s business as currently conducted;

(iv) the Company is not now, nor has it ever been, a member or promoter of, or contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or, following the Closing, Parent, to grant or offer to any other Person any right or license to any Company IP or Company Product; and

(v) no funding, facilities, or personnel of any Governmental Body or any university, educational, or similar research institution were used, or are being used, directly or indirectly, to author, discover, develop, conceive, or reduce to practice any Company IP or Company Product, whether in whole or in part.

(d) Validity and Enforceability. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, except as set forth in Section 4.13(d) of the Disclosure Schedule:

(i) The Company is the registered holder of all internet domain names included in the Registered IP; in each case, the administrative contact of record for such domain names is a current employee authorized by the Company, or a subcontracted entity acting on the Company’s authority, and Company management possesses documentation of all login, password, and other information in connection with such internet domain names. There are no restrictions in connection with the Company’s registration of the internet domain names included in the Registered IP that would prevent the Company from transferring such domain names to Parent. No loss or expiration of any internet domain names included in the Registered IP is in progress, pending, reasonably foreseeable or threatened.

(ii) no interference, opposition, cancellation, reissue, reexamination or other Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged and, to the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable;

(iii) all registration, maintenance, renewal, and similar fees in respect of Registered IP that is Company IP have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body to maintain such Registered IP; and

(iv) the Company has not taken, nor failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Person to cancel, forfeit, modify, or consider abandoned, any Company IP.

(e) Effects of the Transaction. Neither the execution, delivery or performance of this Agreement or of any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or by any such other agreement(s) shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Inbound License or Outbound License; (iii) the release, disclosure, or delivery of any Company IP or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any Company IP or Company Product; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company IP or Company Product. All Company IP shall be available for use by the Buyer and the Company immediately after the Closing on identical terms and conditions to those under which the Company owned or used the Company IP immediately prior to the Closing.

(f) Intellectual Property Infringement.

(i) No Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, and no Person is currently infringing, misappropriating, diluting or otherwise violating any Company IP (including Company’s IP Rights therein).

(ii) No Company Infringement of Third-Party IP. The Company and the operation of its business (including the development, marketing, and distribution of any Company IP or Company Product), as well as the Company IP and Company Products, have not and do not currently infringe, misappropriate, or otherwise violate in any manner, or make any unlawful use of, any IP Right of any other Person. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to any such claim or Legal Proceeding.

(g) AI Technologies; Data Collection and Use.

(i) Except as expressly identified in Section 4.13(g)(i) of the Disclosure Schedule, the Company has not, and does not, distribute or otherwise make available AI Technologies to customers or other Persons for any purpose and does not permit any data of the Company or its customers to be used as Training Data by any other Person, except where such use is permitted under the applicable Contract with such customer.

(ii) Section 4.13(g)(ii) of the Disclosure Schedule accurately identifies all Contracts under which the Company has acquired, licensed, or otherwise received, collected, or used any Third-Party Data or Company Data, including the Person from which the Company received or collected such Third-Party Data or Company Data, the purpose for which such Third-Party Data or Company Data is used, and the name of the owner of derivative datasets and products and services based upon the Third-Party Data or Company Data under the applicable Contract. The Company materially complies, and has at all times materially complied, with any and all: (1) Contracts with any other Person that has provided to the Company, or from which the Company has received or collected, any Third-Party Data; and (2) applicable Laws relating to the Company’s collection and use of Third-Party Data and Company Data. To the Company’s Knowledge, the Company has not and is not collecting or generating any Third-Party Data through web scraping, web crawling, or web harvesting software, or any Software, service, or other similar technology that turns the unstructured data found on the internet into machine-readable, structured data. The Company has implemented and adheres to commercially reasonable industry standard policies, protocols, and procedures relating to the ethical and responsible use of deep learning, machine learning, and other artificial intelligence technologies. The Company has not received any notice or communication from any Governmental Body concerning any AI Incident or the Company’s collection or use of Company Data or Third-Party Data.

(h) Software and IT Systems.

(i) No Harmful Code. Neither the Company Products nor any Company IT Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(ii) No Bugs. None of the Company Products: (A) contain any bug, defect, or error that materially affects the use, functionality, or performance of such Company Products; or (B) materially fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products. The Company has made available to Parent a complete and accurate list of all material bugs, defects and errors in each version of the Software that is contained in, or that embodies, any current Company Product.

(iii) Source Code. No Company Product Source Code has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any source code that is contained in, or that embodies, any Company Product (the “Company Product Source Code”) to any escrow agent or other Person and no event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of the Company Product Source Code to any other Person.

(iv) Open Source Software. Section 4.13(h)(iv) of the Disclosure Schedule accurately identifies all Open Source Software embedded with, linked to, bundled with, or otherwise included in, used to compile or build, or, solely in the case of Open Data, used in the development of, any Company Product that is conveyed or otherwise distributed, or, if in development, is intended to be conveyed or otherwise distributed, to any third party (whether in source or executable form, within a virtual machine or container, within a broader Company database, or on a hosted basis), and for each such item of Open Source Software: (A) the name and version number of such item; and (B) the license applicable to such item (including version number, if any). The Company is, and has at all times been, in compliance with all applicable Open Source Software licenses.

(v) Copyleft Licenses. Except as expressly identified in Section 4.13(h)(v) of the Disclosure Schedule, no Open Source Software subject to a Copyleft License are embedded with, linked to, or otherwise included in, or required to compile or build, or, solely in the case of Open Data, used in the development of, any Company Product or portion thereof.

(vi) IT Systems. The Company IT Systems have been properly maintained by technically competent personnel in accordance with commercially reasonable standards set by the manufacturers or otherwise in accordance with standards prudent in the industry to ensure proper operation, monitoring and use. All Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the Company to conduct its business as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the Company’s conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT System. The Company has taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the Company to conduct of its business (as currently conducted and as currently proposed to be conducted following the Closing) without material disruption to, or material interruption in, the Company’s conduct of its business. To the Company’s Knowledge, it is not in breach of any Contract related to any Company IT System.

Section 4.14 Privacy and Cybersecurity.

(a) The Company is, and has made itself, in compliance with all applicable Privacy Obligations.

(b) The Company has notified individuals about whom the Company Process or direct the Processing of Personal Data regarding the Company’s Personal Data Processing activities in conformance with all applicable Privacy Obligations. The Company’s written privacy notices fully and accurately disclose how the Company Processes Personal Data about such individuals.

(c) The Company has contractually obligated all Third-Party service providers and customers’ outsourcers, processors, or other Third-Parties Processing Sensitive Data (whether such Processing is on behalf of the Company or such Third-Party independently determines the means and purposes of such Processing), to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse, and (iii) all obligations required to be incorporated into such contracts by each Privacy Obligation. To the Company’s Knowledge, the Company has not Processed Third-Party Data in excess of or in violation of the licenses, notices, consents or any other restrictions applicable to such data.

(d) To the Company’s Knowledge, the Company has complied with all requests made by individuals to exercise any legal or privacy right they may have in relation to Personal Data in accordance with the requirements of the Privacy Obligations, and there are no overdue requests at the date of this Agreement given substantive and timing requirements under applicable Privacy Obligations.

(e) The Company has implemented and maintains a written information security program that is comprised of commercially reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Company IT Systems including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse, and that are materially consistent with the Company’s Privacy Obligations. The Company has implemented reasonable backup, business continuity and disaster recovery technology and arrangements consistent with industry practices and have tested such policies and procedures on a periodic basis.

(f) The Company maintains cyber insurance coverage containing commercially reasonable policy terms and limits, appropriate and sufficient to respond to the risk of liability stemming from or relating to any Security Breaches that may impact the Company’s operations or any Company IT Systems or from or relating to any violation of applicable Privacy Obligations. No claims have been made under such insurance policy(ies).

(g) The Company uses reasonable efforts to inform relevant employees, agents and consultants to the Company who Process Sensitive Data of the Company about the applicable and then-current written privacy and security policies and have in place binding obligations for the employees, agents and consultants to maintain the confidentiality and security of Sensitive Data.

(h) The Company has not experienced any incidents of, or received any Third-Party claims alleging Security Breaches. The Company has not notified in writing, or been required by applicable Law, Governmental Body or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(i) The Company has not: (i) received any notice of any claims, investigations (including investigations by a Governmental Body), or alleged violations of Laws or other Privacy Obligations; (ii) received any complaints, correspondence or other communications from or on behalf of an individual or any other person claiming a right to compensation under any Privacy Obligation, or alleging any breach of any Privacy Obligation; or (iii) been subject to any data protection investigation or enforcement action (including any fine or other sanction) from any Governmental Body with respect to Personal Data under the custody or control of the Company.

Section 4.15 Employees.

(a) Section 4.15(a) of the Disclosure Schedule lists all of the directors, officers, employees, consultants and independent contractors currently employed or engaged by the Company including: (i) name; (ii) job title; (iii) status (employee or independent contractor); (iv) date of hire; (v) location of work; (vi) full-time or part-time status; (vii) employing or engaging entity; (viii) exemption status under the Fair Labor Standards Act; (ix) leave status (including return date); (x) annual rate of base salary or hourly compensation; (xi) estimated or target annual incentive compensation and details with respect to each applicable plan and program; (xii) incentive compensation paid with respect to the prior year; (xiii) vacation and other paid time off accrual; and (xiv) whether such person is employed or engaged pursuant to a written contract; or whether such employment or engagement is at-will.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, since January 1, 2021, there has not been any material change in the compensation of any individual set forth in clause (a) (except for compensation increases and decreases in the ordinary course of business consistent with past practice). Since January 1, 2021, the Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN. Since January 1, 2021, there have been no employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization complaints raised, brought, settled, or to the knowledge of the Company, threatened relating to any officer or director of the Company involving or relating to services provided to the Company. The policies and practices of the Company comply, and since January 1, 2021, have complied, with all applicable Laws concerning employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization. Except as set forth in Section 4.15(b) of the Disclosure Schedule, there is, and since January 1, 2021, has been, no employment-related complaint, charge or other action or proceeding initiated against or involving the Company pending before any court, arbitrator, mediator or Governmental Body, nor, to the Company’s knowledge, has any such action or proceeding been threatened. With respect to each disclosure set forth on Section 4.15(b) of the Disclosure Schedule, there is no fact or circumstance that would reasonably be expected to give rise to a claim against the Company concerning or relating to the item disclosed.

(c) The Company is not party to nor bound by any collective bargaining agreement with any labor organization and no employees of the Company are represented by a union. To the knowledge of the Company, there are and have been no union organizing activities involving employees of the Company. There are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred. The Company has not committed an unfair labor practice or received any internal complaints of an unfair labor practice, and there are no pending or, to the knowledge of the Company, threatened, unfair labor practice charges or complaints against the Company.

(d) The Company is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

(e) No employee, director or independent contractor of the Company is in violation, default or breach of any term of any employment or consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company; or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or (B) to the knowledge or use of trade secrets or proprietary information, and to the knowledge of the Company no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach.

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Disclosure Schedule contains a true and complete list of each Plan. With respect to each Plan, the Company has provided or Made Available to Parent true and complete copies of each of the following documents (as applicable): (i) the Plan document and any amendments thereto; (ii) the most recent annual reports and actuarial reports for each of the prior three (3) years; (iii) the most recent summary plan description; (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; (v) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code; and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three (3) years. The Company has provided or Made Available to Parent a true and complete description of each Plan which is not a written Plan.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter or may rely upon an opinion letter from the Internal Revenue Service that such Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification thereof. The Plans comply in form and have been operated in accordance with their terms and the requirements of applicable Law, including the Code and ERISA.

(c) With respect to the Plans: (i) all required contributions have been made or properly accrued; (ii) there are no claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iii) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code); and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) The Company has not, nor, to the knowledge of the Company, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, or any of its respective directors, officers or employees to any Liability under ERISA or any applicable Law.

(e) No Plan is, and the Company does not sponsor, maintain or contribute to, or has sponsored, maintained or contributed to, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (within the meaning of Section 413(c) of the Code) and no circumstances exist pursuant to which the Company would reasonably be expected to have any Liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company.

(f) None of the Plans obligates the Company to provide any current or former directors, officers, employees, contractors or consultants (or any dependent or beneficiary thereof) any life insurance or medical or health benefits after such person’s termination of employment or engagement with the Company, other than to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(g) The consummation of the transactions contemplated by this Agreement will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. Except as set forth in Section 4.16(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former directors, officers, employees, contractors or consultants of the Company to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary, and has been operated and administered in, compliance with Section 409A of the Code.

(i) Except as set forth in Section 4.16(i) of the Disclosure Schedule, the Company has no Liability, whether fixed or contingent, with respect to any indemnification or gross-up payment, in either case, for any Tax incurred under Section 409A or 4999 of the Code.

(j) The Company does not have a contract, plan or commitment, whether legally binding or not, to create any additional Plan, or any plan, agreement or arrangement that would be a Plan if adopted, or to modify any existing Plan.

(k) Each Plan which is subject to any Law other than U.S. federal, state or local Law (“Non-U.S. Plan”) has been administered in compliance with its terms and operated in compliance with applicable Laws. Each Non-U.S. Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company as a whole. Each Non-U.S. Plan that is required to be funded under applicable Law is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions).

Section 4.17 Litigation; Orders. There are no (a) Proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company, any of their properties or the Merger or the other transactions contemplated hereby or (b) to the knowledge of the Company, Proceedings pending or threatened against any current or former equityholder or Representative of the Company in connection with the business of the Company. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage with respect to its business, prospects, financial condition, operations, property or affairs. The Company is not subject to any outstanding Order. There is no Proceeding pending, threatened or contemplated by the Company against any other Person.

Section 4.18 Permits; Compliance With Laws.

(a) The Company holds and is in compliance, in all material respects, with all Permits which are required for the operation of the business of the Company as presently conducted. The Company has not received notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit. Section 4.19(a) of the Disclosure Schedule contains a true, correct and complete list of all Permits under which the Company is operating or bound as of the date hereof, and the Company has furnished or Made Available to Parent true, correct and complete copies of the Permits required to be set forth in Section 4.19(a) of the Disclosure Schedule.

(b) The Company is, and at all times has been, in compliance in all material respects with all Laws applicable to their respective businesses, operations and assets. The Company has not received any written notice alleging a failure comply in all material respects with all Laws applicable to their respective businesses, operations and assets.

Section 4.19 Trade Control Laws and Sanctions.

(a) During the past five (5) years, the Company has:

(i) been in full compliance with all Trade Control Laws;

(ii) had in place policies, procedures, controls and systems designed to ensure compliance with Trade Control Laws;

(iii) obtained, utilized, and maintained all Permits, records, licenses, license exceptions, authorizations, approvals, clearances and classifications required by Trade Control Laws; and

(iv) timely submitted all filings, notifications and reports to each and every Governmental Body required under Trade Control Laws for the development, design, manufacture, sale, import, export, re-export, and transfer of services, products, components, Software, technology, technical data, and IP Rights.

(b) There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company by any Governmental Body with respect to Trade Control Laws. In the past five (5) years, the Company has not been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Trade Control Laws. The Company is not aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Trade Control Laws.

(c) None of the Company, nor any director, officer, employee or, to the Company’s knowledge, agent, of the Company is a Sanctioned Person. The Company and its directors, officers, employees, and, to the Company’s knowledge, agents are in compliance with, and have not previously violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such anti-money laundering Laws. During the past five (5) years, the Company has had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws.

(d) Neither the Company nor any director, officer or employee of, or, to the knowledge of the Company, any distributor, agent, representative, sales intermediary or other Person acting on behalf of the Company (i) has taken any action in violation of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws (“Anti-Corruption Laws”), (ii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Foreign Public Official, or to any Person on behalf of a Foreign Public Official, in whole or in part, for purposes of: (A) influencing any act or decision of any Foreign Public Official in his official capacity; (B) inducing such Foreign Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Foreign Public Official to use his or her influence with a foreign Governmental Body or commercial enterprise owned or controlled by any foreign Governmental Body in order to assist the business of the Company or any Person related in any way to the business of the Company, in obtaining or retaining business or directing any business to any Person, or (iii) has made or authorized any other Person to make any payments or transfers of value which had the purpose or effect of commercial bribery or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(e) During the past five (5) years, the Company has had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with Anti-Corruption Laws.

(f) There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company by any Governmental Body with respect to any Anti-Corruption Laws. In the past five (5) years, the Company has not been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws. None of The Company is not aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Anti-Corruption Laws.

(g) The Company has maintained during the past five (5) years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company were, have been and are executed only in accordance with management’s general or specific authorization.

Section 4.20 Environmental Matters. The Company has not, in a manner that could give rise to material Liability under applicable Laws, (a) acquired ownership of, leased or operated any properties or facilities at which there has been Release of Hazardous Materials, (b) Released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or offsite locations, or (c) retained or assumed by contract any Liabilities or obligations related to the investigation or remediation of Hazardous Materials or violation of any Environmental Law. The Company and its facilities are in material compliance with Environmental Laws and have obtained and materially complied with all permits required pursuant to Environmental Laws for construction or operation of its properties and facilities. There are no pending or, to Company’s knowledge, threatened Environmental Claims against the Company pursuant to Environmental Law and the Company has no reason to believe that any such Environmental Claim could reasonably be asserted against the Company.

Section 4.21 Insurance. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of each insurance policy maintained by or behalf of the Company (the “Insurance Policies”). The Company has not reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. The Company has not reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. The Company is not in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion. There is no claim by the Company pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. The Company has not ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 4.22 Material Customers and Suppliers. Section 4.22 of the Disclosure Schedule sets forth (a) the ten (10) largest customers of the Company on a consolidated basis, based on revenue recognized by the Company in each of the fiscal years ended 2023 and 2024 the 10-month period ended October 31, 2025 (the “Material Customers”) and (b) the ten (10) largest vendors and suppliers to the Company on a consolidated basis, based on amounts paid by the Company from all products and services received from such supplier in the year ending 2024 and the 8-month period ending August 31, 2025 (the “Material Suppliers”). Except as set forth in Section 4.22 of the Disclosure Schedule, the Company has not received any written, or to the knowledge of the Company, oral, indication from a Material Customer or Material Supplier to the effect that such customer may (a) reduce materially its business with the Company from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with the Company. Since the date of the Balance Sheet, no Material Customer or Material Supplier has terminated its relationship with the Company or, to the knowledge of the Company, indicated that it may do so. The Company is not involved in any material claim, dispute or controversy with any Material Customer or Material Supplier. As of the Closing Date, (a) none of the Material Customers will have terminated its relationship with the Company or reduced materially its business with the Company from the levels achieved during the 10-month period ended October 31, 2025, in each case solely as a result of moving such business to a competitor due to the Company’s alleged breach of its Contract with any such customer, failure to meet service levels or negligence, and (b) the Company is not and does not reasonably expect to be involved in any material claim, dispute or controversy with any Material Customer or Material Supplier with regard to its business due to the Company’s alleged breach of its Contract with any such customer or supplier, failure to meet service levels or negligence.

Section 4.23 Product and Service Warranties. The Company does not make any express guarantees or warranties, and there is no claim pending or, to the knowledge of the Company, threatened in writing alleging any breach of any guarantee or warranty.

Section 4.24 Bank Accounts; Powers of Attorney. Section 4.24 of the Disclosure Schedule sets forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company.

Section 4.25 Related Party Transactions. Except as set forth in Section 4.25 of the Disclosure Schedule, no officer, director, equityholder or Affiliate of the Company, to the knowledge of the Company, any relative of such an officer, director, equityholder or Affiliate (each of the foregoing, a “Related Party”) (a) is a party to any Contract or other business relationship with the Company, (b) to the knowledge of the Company, has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder or consultant of, (i) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (ii) any other entity in any business arrangement or relationship with the Company (provided, however, the passive ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person), (c) has any interest in any property, asset or right used by the Company or necessary for their business, (d) has outstanding any Indebtedness owed to the Company, or (e) has received any funds from the Company since the date of the Balance Sheet, except for employment-related compensation received in the ordinary course of business consistent with past practice. The Company has no Liability of any nature whatsoever to any Related Party (provided, however, such representation and warranty is made to the knowledge of the Company with respect to relatives), except for employment-related Liabilities and obligations incurred in the ordinary course of business consistent with past practice.

Section 4.26 Brokers and Other Advisors; Existing Discussions. Except as set forth on Section 4.26 of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has Made Available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. As of the date of this Agreement, none of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company, any material portion of its assets or securities or any other substantially similar transaction.

Section 4.27 No Reliance. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5 of this Agreement and in any Transaction Document, neither Parent, Merger Sub nor any of its Affiliates, Representatives, or any other Person has made, and the Company has not relied upon, any representation or warranty, express or implied, with respect to Parent, Merger Sub, or the transactions contemplated hereby.

Article 5

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:

Section 5.1 Organization and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

Section 5.2 Authorization. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other applicable Parent Document by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement and each other Parent Document, as applicable. This Agreement has been, and each of the other Parent Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Parent and Merger Sub, as applicable, and assuming that this Agreement and each of the other Parent Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Parent Documents when so executed and delivered will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against them in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 5.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby, or compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company to make any payment under, any provision of (i) the Certificate of Incorporation and the Bylaws of each of Parent and Merger Sub, (ii) any material Contract to which either Parent or Merger Sub is a party, (iii) any outstanding Order applicable to Parent or Merger Sub or any of the properties or assets of Parent or Merger Sub, or (iv) assuming compliance with the filing and notice requirements set forth in Section 5.3(b), any applicable Law to which Parent or Merger Sub is subject, except, in the case of the preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not have a Parent Material Adverse Effect.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for those under the regulations promulgated by the FCC and CPUC, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such authorizations, registrations, declarations, filings or notification that, if not obtained or made, would not have a Parent Material Adverse Effect.

Section 5.4 Sufficient Funds. Parent has, and at the Closing will have immediately available funds, in an aggregate amount sufficient to (i) pay the Estimated Closing Proceeds, Indemnity Holdback Amount, Adjustment Holdback Amount, CSI Holdback Amount, [***] Holdback Amount, and the Representative Fund; (ii) all fees, expenses, premiums and other amounts in connection with the transactions contemplated by this Agreement; and (iii) satisfy all of Parent’s obligations under this Agreement when due. The obligations of Parent under this Agreement are not subject to any financing condition or contingency of any kind, including the availability of any debt, equity, or other financing, the syndication thereof, or any related marketing or rating process.

Section 5.5 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or Liabilities and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.6 Broker and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or its Affiliates.

Section 5.7 Independent Investigation; No Reliance. Parent acknowledges, agrees, and represents that, in entering into this Agreement and consummating the transactions contemplated hereby, it has relied solely on the results of its own independent investigation of this Agreement, and has not relied on any other representations or warranties, express or implied. Parent further acknowledges and agrees that Company and its shareholders are expressly relying on Parent’s representations and warranties in this Article 5 as a material inducement to the Company’s willingness to enter into and consummate the transactions contemplated by this Agreement.

Article 6

Covenants of the Company and Parent

Section 6.1 Conduct of the Business. From the date hereof until the Effective Time or the earlier termination of this Agreement (such period, the “Interim Period”), except as expressly contemplated or required by this Agreement, as consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned, or delayed, as set forth in Section 6.1 of the Disclosure Schedule and as required by applicable Law, the Company shall: (a) conduct its business only in the ordinary course of business consistent with past practice, (b) use commercially reasonable efforts to (i) preserve intact its present business operations and organization, including existing relations and goodwill with Governmental Bodies, clients, customers, vendors and suppliers, (ii) retain the services of its present directors, officers, employees, contractors and consultants, (iii) manage working capital of the Company in the ordinary course of business consistent with past practice and (iv) maintain all Registered IP of the Company (including any domains), including by making all necessary filings and paying all fees that are due during the Interim Period and within thirty (30) days after Closing in connection with any such Registered IP, and (c) not:

(i) (A) amend or propose to amend the Company Governance Documents in any manner or (B) split, combine, recapitalize or reclassify the capital stock or other equity interests of the Company;

(ii) issue, deliver, sell, pledge, transfer or dispose of, or agree to issue, sell, deliver, pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company (other than this Agreement, the Transaction Documents and pursuant to the exercise of currently outstanding Options), or grant any stock appreciation or similar rights;

(iii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or declare, set aside or pay any dividend or make any other distribution to any Person in respect of any shares of capital stock or other equity interests of the Company;

(iv) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of assets in the ordinary course of business consistent with past practice;

(v) sell, lease, license, transfer, abandon, allow the loss or lapse of or otherwise dispose of or subject to any Lien other than Permitted Liens any property or assets of the Company having a value in excess of $5,000 individually or $25,000 in the aggregate, in each case, other than sales of assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts Made Available to Parent;

(vi) sell, license, license, pledge or otherwise dispose of or encumber any IP Rights owned, used, or held for use by the Company in the conduct of their businesses except for non-exclusive licenses or sublicenses of IP Rights in the ordinary course of business consistent with past practice pursuant to the Company’s standard form of customer Contract (the form of which has been Made Available to Parent), or permit any IP Rights items required to be set forth in Section 4.13(a) of the Disclosure Schedule to lapse, expire or be abandoned;

(vii) amend, waive any material rights under or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract or enter into any new Contract that would be a Material Contract if entered into prior to the date hereof;

(viii) enter into any Contract that provides for aggregate payments to or from the Company in excess of $25,000;

(ix) make any loans, advances or capital contributions to or investments in any other Person or otherwise incur or guarantee any Indebtedness;

(x) commit or authorize any commitment to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate or defer any capital expenditures specified in the capital budget of the Company;

(xi) make any change in any method of accounting or auditing practice, (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in GAAP or applicable Law;

(xii) enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(xiii) except to the extent required by any Plan, (A) grant any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee, contractor or consultant of the Company; (B) grant any such individual any bonus, equity or equity-based compensation, retention, severance, change in control or similar rights; (C) terminate, modify or adopt any Plan (or any arrangement that would constitute a Plan, if adopted); (D) commence or terminate the employment, change the title, office or position, or materially alter the responsibilities of any director, officer, employee, contractor or consultant of the Company (except for terminations for cause); (E) accelerate the timing of payment or vesting of any compensation or benefits; (F) implement any employee layoffs in violation of WARN; (G) negotiate or enter into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company; or (H) waive, release, limit, or condition any Restrictive Covenant obligation of any current or former employee, director or other individual service provider of the Company of the Company;

(xiv) (A) settle or commence any Proceeding or litigation or (B) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any claim or litigation;

(xv) change or modify its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failing to pay or delaying payment of payables or other Liabilities;

(xvi) (A) make, change or rescind any income or other material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method, policy or practice of Tax accounting, (D) file any amended Tax Return or any other Tax Return outside the ordinary course of business consistent with past practice, (E) request, waive or consent to any extension or waiver of the limitations period applicable to the assessment, determination or collection of any Taxes, (F) settle, resolve or otherwise dispose of any claim or proceeding relating to Taxes (other than the timely payment of Taxes in the ordinary course of business consistent with past practice) (G) enter into any closing agreement affecting any Tax liability or refund, or (H) file any request for rulings or special Tax incentives with any Governmental Body;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or make any material reductions in force;

(xviii) take any other actions that would have a Material Adverse Effect on the Company; or

(xix) authorize, commit or agree to take any action described in this Section 6.1.

Section 6.2 Notification of Certain Matters. During the Interim Period, the Company shall promptly notify Parent of (a) any notice or other communication received by the Company from any Governmental Body in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that relate to the transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect or that would render any condition set forth in Section 7.2(a) incapable of being satisfied (whether or not curable), (d) any failure of the Company or, to the knowledge of the Company, their respective Representatives to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and (e) any Material Adverse Effect. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.2 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit the remedies available to the Indemnified Persons, or (iii) constitute an acknowledgment or admission of breach of this Agreement.

Section 6.3 Access.

(a) During the Interim Period and subject to applicable Laws, Parent and Merger Sub shall be entitled, through its Representatives, to have such access to the properties, businesses, operations and personnel of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such access and examination shall be conducted upon reasonable prior notice during regular business hours and under reasonable circumstances and in a manner that does not unreasonably interfere with the normal operations of the Company, and the Company shall, and shall cause its Representatives to, cooperate with Parent and its Representatives in connection with such investigation and examination. Notwithstanding anything to the contrary herein, no such access or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege solely to the extent that the disclosure of such information would, in the reasonable and good faith judgment of the Company’s outside counsel, violate such attorney-client privilege; provided, however, the Company shall promptly notify Parent of such circumstance and use commercially reasonable efforts to seek alternative means to disclose such information as completely as possible without adversely affecting such attorney-client privilege.

(b) The information provided pursuant to this Section 6.3 will be governed by the Confidentiality Agreement, the confidentiality terms of which are incorporated herein by reference. Effective upon the Closing, the terms of the Confidentiality Agreement which place confidentiality obligations on Parent, its Affiliates and/or Representatives will terminate.

Section 6.4 Publicity; Confidentiality.

(a) No press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of the Company, any Securityholder, the Securityholder Representative or any of the Company’s Representatives, without the express prior written approval of both Parent and Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Each party agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent are listed, and (ii) as otherwise agreed by each of Parent and the Company. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent and the Company agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that the other reasonably requests.

Section 6.5 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.6 Regulatory Filings; Efforts.

(a) Subject to Section 6.6(b) and (c), each of the Company and Parent shall promptly: (i) make or cause to be made all filings and submissions under any Laws or regulations applicable to it required for the consummation of the transactions contemplated herein; (ii) coordinate and cooperate with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with all of the foregoing; (iii) supply any additional information and documentary material that may be requested in connection with such filings and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith; and (iv) obtain all approvals, consents or other authorizations from any Governmental Body.

(b) The Company and Parent shall use reasonable efforts to file as promptly as practicable (and in any event within three (3) Business Days of the date hereof) with CPUC the notification and report form required for the Merger contemplated hereby and to provide any additional or supplemental information and documentary material requested in connection therewith. The Company and Parent shall use reasonable efforts to obtain clearance or waiting period expirations as promptly as practicable. The Company shall be responsible for the filing fees payable in connection with the filings described in the first sentence of this Section 6.6 (which amount shall be included in the Unpaid Transaction Expenses unless paid prior to Closing).

(c) The Company and Parent shall: (i) promptly notify each other of any oral or written communication received from any Governmental Body; and (ii) subject to applicable Law, furnish the other party copies of all correspondence, filings, applications, submissions, notifications, documents, and communications (and memoranda setting forth substance thereof) between them and their respective Affiliates on one hand, and any Governmental Body on the other hand, with respect to this Agreement, including advanced drafts thereof and the reasonable opportunity to comment on them. To the extent permitted by any such Governmental Body, each party will permit authorized Representatives of the other party to be present at each meeting or teleconference relating to any investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such investigation or legal proceeding, provided however that nothing herein will preclude Parent from participating in discussions with a Governmental Body without participation by Company where the discussions are initiated by the Governmental Body, or where the subject matter in the reasonable judgment of Parent cannot be effectively discussed in the presence of Company.

(d) Notwithstanding anything to the contrary herein, nothing shall require Parent to offer, negotiate, commit to effect, or otherwise take any action, by consent decree, hold separate order or otherwise, including but not limited to (i) the sale, divestiture, license, hold separate, or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, (ii) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Body or otherwise) regarding future operations of Parent or Company’s business, or (iv) contest, defend, or appeal any legal proceeding, whether judicial or administrative, or prevent the initiation thereof, by any Governmental Body challenging this Agreement or the consummation of the Merger.

(e) Notwithstanding anything to the contrary herein, this Section 6.6 shall not apply to any matters relating to Taxes.

Section 6.7 Information Statement.

(a) Immediately following the execution of this Agreement by the Company, the Company shall duly take all lawful action to obtain Stockholder Written Consents in amount sufficient to secure the Stockholder Approval as promptly as practicable after the date hereof. Promptly following the receipt of the Stockholder Approval, the Company shall deliver evidence of such approval to Parent.

(b) As expeditiously as possible (and in any event within five (5) Business Days) following the date hereof, the Company shall (i) complete the preparation of an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) provide Parent a reasonable opportunity to review and comment on the Information Statement and (iii) thereafter deliver the Information Statement to the stockholders of the Company informing them of the approval of the Merger, the adoption of this Agreement in accordance with Section 228 of the DGCL and their rights under Section 262 of the DGCL. The information furnished in any document mailed, delivered or otherwise furnished to the stockholders of the Company in connection with the solicitation of their consent to, and adoption of, this Agreement and the approval of the principal terms of the Merger, including the statements in the Information Statement, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Prior to the Effective Time, the Company shall notify the holders of Company Stock and Options of the transactions contemplated hereby, in each case, to the extent required by the terms and conditions of this Agreement, the Company Governance Documents, the Plans, any Laws (including the DGCL) or other Contracts or instruments governing such securities and as contemplated herein.

Section 6.8 Section 280G. As expeditiously as possible (and in any event within five (5) Business Days) following the date hereof, the Company will provide to Parent calculations (and all relevant backup materials) with respect to the amount of payments and benefits which have been, will or may be received in connection with the transactions contemplated by this Agreement (or which may be deemed under the applicable regulations to have been received in connection with such transactions) and which could constitute “parachute payments” subject to the restriction on deductions imposed under Section 280G of the Code and the Treasury Regulations promulgated thereunder, which calculations shall be subject to Parent’s approval. Prior to the Closing, the Company shall obtain, prior to the initiation of the stockholder approval procedure described below in this Section 6.8, from each Person to whom any payment or benefit will or could be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment subject to the deduction restrictions imposed by Section 280G of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promogulated thereunder. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q‑7 of Section 1.280G‑1 of such Treasury Regulations, of the right of each Person described in this Section 6.8 who has executed the waiver described therein to receive or retain, as applicable, such Person’s Waived Benefits. The Company shall provide Parent for its review and approval advance copies of all documents and communications by which it intends to seek the waiver and approvals described in this Section 6.8 and shall promptly provide Parent with copies of any executed waivers and evidence of the stockholder approval contemplated by this Section 6.8.

Section 6.9 Termination of Certain Plans. Unless Parent provides written notice to the Company to the contrary, effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate (or shall cause to be terminated) any and all 401(k) Plans and any and all Plans intended to meet the requirements of Code Section 125 (each, a “125 Plan”) and shall cause any professional employer organization or co-employer organization to terminate the participation of each current or former employee, consultant, independent contractor or director of the Company or its Subsidiaries in any 401(k) Plan or 125 Plan maintained by such organization. Unless Parent provides written notice to the Company as contemplated in the foregoing sentence, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan (if any) and each 125 Plan (if any) has been terminated and the participation of each current or former employee, consultant, independent contractor or director of the Company or its Subsidiaries in each 401(k) Plan (if any) and each 125 Plan (if any) has been terminated as applicable (effective as of no later than the day immediately preceding the Closing Date), pursuant to resolutions of the Board of Directors of the Company, such ERISA Affiliate or organization, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which approval shall be timely and not unduly withheld). The Company also shall take such other actions in furtherance of the foregoing as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges or fees shall be included in Unpaid Transaction Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than seven (7) calendar days prior to the Closing Date.

Section 6.10 No Shop.

(a) During the Interim Period, the Company shall not, and shall not permit any of its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, employees, properties or assets of the Company in connection with an Acquisition Proposal or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) During the Interim Period, the Company shall notify Parent orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, or any of its Representatives of any Acquisition Proposal from any Person, other than Parent, or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person, other than Parent, its Affiliates or its representatives. Any such notice of an Acquisition Proposal shall include the name of the proposed purchaser, the dollar amount, if any, of the purchase price of the Acquisition Proposal, its composition (i.e., cash, securities, etc.), any material contingencies (e.g., earn-out or other conditions) and any other material terms and provisions thereof.

(c) The Company shall (and shall cause their respective Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, its Affiliates or its Representatives) conducted heretofore with respect to any Acquisition Proposal. During the Interim Period, the Company shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

Section 6.11 Director and Officer Liability and Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Company Governance Documents as in effect on the date hereof and any indemnification agreement between the Company, on the one hand, and any of its current or former directors and officers (collectively, the “D&O Indemnitees”), on the other hand, in each case, solely to the extent any such agreement is set forth in Section 6.11 of the Disclosure Schedule, with respect to acts or omissions by them in their capacities as such at any time at or prior to the Effective Time.

(b) Prior to Closing, the Company shall obtain a six-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that such “tail” policy shall provide such coverage for six years from the Closing Date and shall be obtained from the Company’s or Parent’s current insurance company or another reputable insurance company, reasonably satisfactory to Parent (such policy, the “D&O Tail Policy”); provided, that the premium for the D&O Tail Policy shall be an Unpaid Transaction Expense unless paid prior to Closing.

(c) This Section 6.11 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnitees, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. If the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

Section 6.12 Tax Matters.

(a) Tax Returns.

(i) Parent shall timely prepare (or cause to be prepared) any and all Tax Returns of the Company for any Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date (taking into account extensions of time to file). Parent shall submit (or cause to be submitted) drafts of each such Tax Return reflecting Taxes for which the Indemnifying Securityholders are reasonably expected to be liable under this Agreement (including by reason of such Taxes increasing the amount of Indebtedness but excluding, for the avoidance of doubt, any Taxes to the extent previously reflected in the amount of Estimated Closing Indebtedness) to the Securityholder Representative for its review and comment, in the case of an income Tax Return, at least [***] days prior to the date on which such Tax Return must be filed with the appropriate Governmental Body (taking into account extensions of time to file such Tax Returns), and, if the due date of any income Tax Return is within [***] days following the Closing Date and for any non-income Tax Return, as promptly as reasonably practicable prior to the due date of such Tax Return. [***]

(ii) For the avoidance of doubt, Parent and the Securityholder Representative shall treat the Closing Date as the last day of the taxable period of the Company for all U.S. federal and applicable state, local and non-U.S. income Tax purposes, allocating all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), and Parent shall cause the Company to join Parent’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) as of the beginning of the date following the Closing Date.

(b) Tax Contests. Parent shall control any inquiry, claim, audit, assessment, proceeding or similar event with respect to Taxes of the Company for any Pre-Closing Tax Period (a “Tax Contest”); provided, that, with respect to any Tax Contest that would reasonably be expected to materially increase Pre-Closing Taxes for which the Indemnifying Securityholders are liable (excluding for the avoidance of doubt any Taxes to the extent previously reflected in the amount of Estimated Closing Indebtedness), Parent shall (i) give prompt written notice to the Securityholder Representative of such Tax Contest, (ii) keep the Securityholder Representative informed of any developments with respect to such Tax Contest, including by sharing copies of any filings, communications, and other key documentation, (iii) permit Securityholder Representative a reasonable opportunity to consult with Parent with respect to such Tax Contest, and (iv) [***].

(c) Cooperation. Parent and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, in such party’s possession as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent and the Securityholder Representative agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. The Securityholder Representative shall reasonably cooperate and assist Parent with its efforts to collect from the Indemnifying Securityholders, and Securityholder Representative shall provide to Parent in a timely manner, any factual information requested by Parent and that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company.

(d) Tax Sharing Agreements. Any Tax allocation, sharing, indemnity or similar agreement to which the Company is a party or under which it may have Liability will be terminated effective as of the Closing.

(e) Straddle Periods. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes that are imposed on an annual or periodic basis (other than gross receipts, sales or use Taxes and Taxes based upon or related to income) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which shall be the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of the Company; provided, however, that (x) exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions) that are calculated on an annual basis will be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period and (y) Transaction Tax Deductions, to the extent deductible in the Pre-Closing Tax Period at a “more likely than not” or greater level of comfort, shall be allocated to the Pre-Closing Tax Period.

(f) Transfer Taxes. Any transfer, sales, use, documentary, stamp, registration, and other similar Taxes (including any penalties and interest) (collectively, “Transfer Taxes”) that arise by reason of the Merger shall be paid one-half (1/2) by the Indemnifying Securityholders, severally and not jointly, pro rata in accordance with such Indemnifying Securityholder’s Pro Rata Portion, and one-half (1/2) by Parent. The party required by applicable Law to do so shall timely file any Tax Returns for Transfer Taxes and shall notify the other party when such filings have been made. The Securityholder Representative and Parent shall cooperate and consult with each other prior to filing any Tax Returns for Transfer Taxes to ensure that all such Tax Returns are filed in a consistent manner.

(g) Tax Refunds. The Securityholders shall be entitled to any refund (or credit in lieu of refund) of Taxes of the Company for any Pre-Closing Tax Period received by Parent or any Affiliate thereof (including after the Closing, the Company) or utilized to offset a Tax liability of Parent or any Affiliate thereof (including after the Closing, the Company) after the Closing Date; provided, however, that the Securityholders will not be entitled to any Tax refund or credit in lieu thereof, including interest paid therewith, to the extent such Tax refund (i) was taken into account in the calculation of Merger Consideration, (ii) is attributable to a Tax payment not made prior to the Closing and not economically borne by the Securityholders hereunder, (iii) is required to be paid to a third-party pursuant to a contract in place prior to the Closing, or (iv) results from the carryback of any loss, credit or other allowance arising in a taxable period beginning after the Closing. Parent shall pay over to the Securityholder Representative (for distribution to the Securityholders) any such refund or the amount of any such credit utilized to offset a Tax liability together with any related interest (net of any Taxes or reasonable expenses imposed or incurred in connection with the receipt of such credit or refund) within ten (10) days after receipt of such refund or the filing of the Tax Return claiming such credit. To the extent permitted by applicable Law, Parent agrees to apply for refunds to be sent to the Company rather than electing to apply such amounts as a credit against future Taxes.

(h) Parent Tax Actions. [***].

Section 6.13 Real Property Covenants.

(a) The Company shall not: (i) permit the creation of any encumbrance with respect to the Company Property; (ii) terminate any Real Property Lease or fail to exercise any right of renewal with respect to any Real Property Lease or take any action under any Real Property Lease which could reasonably be expected to result in a material default under such Real Property Lease or the termination of such Real Property Lease; (iii) amend, supplement or otherwise modify any Real Property Lease; or (iv) execute any sublease with respect to the Company Property.

(b) The Company shall: (i) maintain the Company Property in materially the same condition as they were on the date of this Agreement, reasonable wear and tear excepted; (ii) perform all of its material obligations under the Real Property Leases and any other agreements relating to the Company Property; (iii) deliver to Parent any notices or other documents received pursuant to the terms of any Real Property Lease or any other agreement related to the Company Property; and (iv) maintain the existing insurance policies for the Company Property in full force and effect.

Section 6.14 R&W Policy. The Company shall provide to Parent such cooperation reasonably requested by Parent that is necessary to obtain and bind a representations and warranties insurance policy issued in the name of Parent or any of its Affiliates in connection with this Agreement (the “R&W Policy”). Parent shall cause the R&W Policy to expressly provide that the insurer thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Securityholders with respect to any claim made by any insured thereunder, except for claims for fraud.

Article 7

Conditions to Closing

Section 7.1 Conditions to All Parties’ Obligations. The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, in whole or in part, by the party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) of the following conditions as of immediately prior to the Effective Time:

(a) Stockholder Approval. The Stockholder Approval shall have been received and shall not have been rescinded, revoked, or changed.

(b) No Laws; Orders. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that has or would have the effect of prohibiting or enjoining the Merger or making the transactions contemplated by this Agreement or any other Transaction Document illegal.

(c) Regulatory Approval. The applicable waiting periods under the regulations promulgated by the CPUC, as set forth in Section 6.6, shall have expired or been terminated, and the termination of the 214 FCC license shall have been filed by the Company, and be effective.

Section 7.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, in whole or in part, by Parent in its sole discretion, to the extent permitted by applicable Law) of the following conditions immediately prior to the Effective Time:

(a) Accuracy of Representations and Warranties. (i) The representations and warranties contained in this Agreement (other than the Fundamental Representations and first sentence of Section 4.8) (without giving effect to any materiality, Material Adverse Effect or similar words or phrases limiting the scope of such representation or warranty, other than to the extent that such words or phrases define the scope of items or matters described on the Disclosures Schedules) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) and (ii) the Fundamental Representations and first sentence of Section 4.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date).

(b) Performance of Covenants. The Company and the Securityholder Representative shall have performed in all material respects all covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d) No Legal Proceedings. There shall be no Proceeding of any kind or nature pending or threatened against the Company or, to the knowledge of the Company, against Parent or any of their Affiliates, arising out of, or in any way connected with, this Agreement, the Merger or the other transactions contemplated by this Agreement or any other Transaction Document, in each case which may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Merger or the other transaction contemplated by this Agreement or any other Transaction Document.

(e) Joinder Agreements. A number of Indemnifying Securityholders whose aggregate Pro Rata Portions of the Estimated Closing Proceeds represent no less than ninety-five percent (95%) of the aggregate Estimated Closing Proceeds shall have executed and delivered Joinder Agreements to Parent, and all such Joinder Agreements shall be in full force and effect.

(f) Employment Arrangements.

(i) Each Restrictive Covenant Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated.

(ii) Each Employee Offer Letter shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated and each employee listed on Section 4.15(a) of the Disclosure Schedule shall (A) have executed Parent’s form of confidential information and invention assignment agreement and form of arbitration agreement, which shall be in full force and effect as of the Closing and shall not have been revoked, rescinded or otherwise repudiated, (B) not have expressed an intention or interest (whether formally or informally) in, or taken action toward, terminating his or her employment or engagement with the Company at or prior to the Closing or Parent and its Affiliates following the Closing, and (C) have waived their right to receive severance payments, if any, in connection with the termination of their employment with the Company and their acceptance of the Employee Offer Letter.

(iii) The employment or engagement of each employee, director or other individual service provider of the Company who received an offer letter from Parent but did not accept such offer letter prior to the Closing (the “Non-Continuing Service Providers”) shall have been terminated prior to Closing and the Company shall have obtained from each such Non-Continuing Service Provider a valid and enforceable general release of claims, in each case, in compliance with applicable Law.

(g) Employee Accrued Amounts. The Company shall have paid out all Employee Accrued Amounts.

(h) Closing Deliverables. Parent shall have received the deliveries required under Section 7.5.

Section 7.3 Conditions to the Company’s Obligations. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver, in whole or in part, by the Company in its sole discretion, to the extent permitted by applicable Law) of the following conditions immediately prior to the Effective Time:

(a) Accuracy of Representations and Warranties. The representations and warranties set forth in Article 5 shall have been true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all the covenants and obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent in the form of Exhibit H (the “Parent Officer’s Certificate”), dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

Section 7.5 Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(a) the Final Spreadsheet;

(b) a certificate signed by an officer of the Company in the form of Exhibit G (the “Company Officer’s Certificate”), dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(g) have been satisfied;

(c) a certificate dated as of the Closing Date in the form of Exhibit I (the “Company Secretary’s Certificate”), duly executed by the Secretary of the Company, certifying as to (i) attached copies of the Company Governance Documents, and stating that such Company Governance Documents have not been amended, modified, revoked or rescinded and (ii) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(d) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company as of a date not more than three (3) Business Days prior to the Closing Date;

(e) payoff letters, in form and substance reasonably satisfactory to Parent, with respect to all outstanding Indebtedness for borrowed money of the Company, providing for the release of all Liens relating to such Indebtedness following satisfaction of the terms contained in such payoff letters;

(f) payoff letters or invoices, in form and substance reasonably satisfactory to Parent, with respect to all Unpaid Transaction Expenses;

(g) resignations (or evidence of removal), effective as of the Closing, of all the directors, officers and employees of the Company, in form and substance reasonably satisfactory to Parent;

(h) duly executed copies of all Third-Party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 4.3(a) of the Disclosure Schedule;

(i) evidence reasonably satisfactory to Parent that each Contract set forth on Schedule 7.5(i) has been terminated and is of no further force or effect as of immediately prior to the Effective Time;

(j) a properly executed certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing) in the form of Exhibit J;

(k) evidence reasonably satisfactory to Parent that the requisite equityholder approval under Section 280G(b)(5)(B) of the Code was either (a) obtained with respect to any Section 280G Payments in accordance with Section 6.8, or (b) not so obtained, and as a consequence such Section 280G Payments will not be made, retained, or provided, pursuant to the written agreements with respect to Waived Benefits entered into by the affected individuals, which written agreements have been Made Available to Parent;

(l) evidence reasonably satisfactory to Parent that each Plan intended to qualify under Section 401 of the Code has been terminated pursuant to resolution of the Company’s board of directors, the form and substance of which shall have been subject to review and approval of Parent, effective as of no later than the day immediately preceding the Closing Date; and

(m) evidence reasonably satisfactory to Parent that the Company has complied in all respects with the requirements under Section 228 of the DGCL and an affidavit, in such form as is reasonably satisfactory to Parent, that Company has delivered to each holder of Company Stock the Information Statement.

Section 7.6 Closing Deliveries of Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub shall deliver or cause to be delivered or made available to the Company the following:

(a) the duly executed Parent Officer’s Certificate.

Article 8

Termination

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company, by notice to the other if the Closing shall not have occurred on or before 5:00 p.m. (Pacific Time) on January 31, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose action or failure to act has been the primary cause of, or otherwise primarily resulted in, the failure of the Merger to occur on or before the Outside Date;

(c) by Parent or the Company, upon the issuance by a Governmental Body of an Order permanently restraining, enjoining or otherwise prohibiting the Merger, which Order shall have become final and non‑appealable (unless such Order has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Merger illegal;

(d) by Parent, if Parent has not received evidence of receipt of the Stockholder Approval within twenty-four (24) hours from the time of the execution of this Agreement;

(e) by Parent, if (i) neither Parent nor Merger Sub is in material breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied on the Outside Date and (ii) the Company or the Securityholder Representative is in breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.2(a) or Section 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten (10) days after the giving of written notice by Parent to the Company and (y) three (3) Business Days prior to the Outside Date;

(f) by the Company, if (i) the Company is not in material breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.2(a) or Section 7.2(b) incapable of being satisfied on the Outside Date and (ii) either Parent or Merger Sub is in breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied on the Outside Date, and such breach is either (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (A) ten (10) days after the giving of written notice by the Company to Parent and (B) three (3) Business Days prior to the Outside Date; or

(g) by Parent, if a Material Adverse Effect has occurred since the date hereof.

Section 8.2 Notice of Termination; Effect of Termination. If a party hereto wishes to terminate this Agreement pursuant Section 8.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability on the part of any party hereto or any of their respective officers or directors and all rights and obligations of any party hereto will cease; provided, however, notwithstanding anything to the contrary herein (i) the provisions set forth in Section 6.3(b), Section 6.4, this Section 8.2 and Article 10 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability for fraud or Willful Breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Article 9
Indemnification

Section 9.1 Survival.

(a) Subject to Section 9.1(b), each representation and warranty contained in Article 4 and Article 5 shall survive the Closing and shall terminate on the thirty-six (36) month anniversary of the Closing Date. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date and (ii) that require performance after the Closing shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms.

(b) Notwithstanding anything to the contrary herein, the obligations to indemnify and hold harmless an Indemnified Person pursuant to this Article 9 in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 9.1(a)), unless Parent shall have made a claim for indemnification pursuant to Section 9.2, subject to the terms and conditions of this Article 9 (or Section 6.12, as applicable), prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice to the Securityholder Representative. Notwithstanding anything to the contrary herein, if an Indemnified Person has made a claim for indemnification pursuant to Section 9.2 and delivered an Indemnification Claim Notice to the Securityholder Representative prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 9.1(a).

(c) In determining the existence of, and any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant).

Section 9.2 Indemnification. Subject to the limitations set forth in this Article 9, from and after the Closing, each Indemnifying Securityholder agrees to (x) severally and jointly with respect to an amount equal to the Indemnity Holdback Amount; and otherwise (y) severally and not jointly, based on each Indemnifying Securityholder’s Pro Rata Portion, indemnify, defend and hold Parent, each of its Affiliates and each of their respective Representatives (collectively, the “Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:

(a) any breach or inaccuracy of any representations or warranties of the Company set forth in this Agreement or any other Transaction Document;

(b) any Pre-Closing Taxes;

(c) any fraud committed by or on behalf of the Company; and

(d) any matter set forth on Section 9.2(d) of the Disclosure Schedule hereto.

Section 9.3 Limitations on Indemnification. Notwithstanding anything to the contrary herein, the indemnification obligations of an Indemnifying Securityholder pursuant to this Agreement shall be subject to the following limitations:

(a) Maximum Amounts. Following the Closing, the maximum amount of indemnifiable Losses that the Indemnifying Securityholders shall be liable for, or that may be recovered by the Indemnified Persons, in the aggregate, shall be an amount equal to the Indemnity Holdback Amount; provided, however, that (i) for any Losses constituting [***], the maximum amount of indemnifiable Losses that the Indemnifying Securityholders shall be liable for, or that may be recovered by the Indemnified Persons, in the aggregate, shall be an amount equal to the Indemnity Holdback Amount and CSI Holdback Amount, and (ii) for any Losses with respect to Proceedings arising from or relating to any of [***] set forth on Section 9.2(d) of the Disclosure Schedule, the maximum amount of indemnifiable Losses that the Indemnifying Securityholders shall be liable for, or that may be recovered by the Indemnified Persons, in the aggregate, shall be an amount equal to the [***] Holdback Amount. Notwithstanding anything to the contrary herein including the foregoing, there shall be no limitation on the amount of indemnifiable Losses that an Indemnifying Securityholder shall be liable for, or that may be recovered by an Indemnified Person, with respect to such Indemnifying Securityholder’s fraud (whether on behalf of itself or the Company), fraud of which such Indemnifying Securityholder had actual knowledge or fraud by or on behalf of the Company.

(b) Exclusive Remedy. Except as expressly provided otherwise in this Agreement, and subject to Section 10.7, the parties acknowledge and agree that, following the Closing, the remedies provided for in Section 3.3, Section 6.12 and this Article 9 shall be the sole and exclusive remedies for claims and Losses available to the parties and their respective Affiliates arising out of or relating to this Agreement, except that nothing herein shall limit the Liability of an Indemnifying Securityholder for such Indemnifying Securityholder’s fraud (whether on behalf of itself or the Company), fraud of which such Indemnifying Securityholder had actual knowledge or fraud by or on behalf of the Company. [***]

Section 9.4 Indemnification Procedures.

(a) Direct Claims. Any claim by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Parent by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Securityholder Representative. Parent shall allow the Securityholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, as provided in Section 9.4(c).

(b) Third-Party Claims.

(i) If Parent receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against an Indemnified Person with respect to which the Indemnifying Securityholders may be obligated to provide indemnification under this Agreement, Parent shall deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Securityholder Representative. Such Indemnification Claim Notice shall describe the Third-Party Claim in reasonable detail.

(ii) Securityholder Representative shall have the right, but not the obligation, to participate in any Third-Party Claim using the Securityholder Representative’s own counsel (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders), and Parent shall cooperate in good faith with the Securityholder Representative in respect of such participation.

(iii) The Indemnified Persons may, subject to the provisions of this Article 9, pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses that they may incur arising out of, relating to or resulting from such Third-Party Claim. Parent shall keep the Securityholder Representative reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof. The Securityholder Representative and the Indemnifying Securityholders shall cooperate in good faith with Parent in all reasonable respects in connection with the defense of any Third-Party Claim, including making available and retaining records relevant or relating to such Third-Party Claim as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim. Parent shall not agree to any settlement of such Third-Party Claim without the written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an Order that would restrict in any respect any present or future activity or conduct of any Indemnified Person, (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or Sanctions) or of any Order or of a violation of the rights of any Person by any Indemnified Person or (C) together with all other pending Third-Party Claims, seeks relief in excess of the Indemnifying Securityholders’ remaining maximum indemnification obligations hereunder with respect to such Third-Party Claim, then, in each such case, Parent shall be entitled to solely direct the defense of any such Third-Party Claim.

(c) Claim Procedure.

(i) In order for any Indemnified Person to be entitled to make a claim for indemnification under this Article 9, Parent shall deliver a written notice (an “Indemnification Claim Notice”) to the Securityholder Representative, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article 9; provided, however, any failure by Parent to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Securityholders of their indemnification obligations, except and only to the extent that the Indemnifying Securityholders are actually and materially prejudiced thereby. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date of delivery thereof. Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (to the extent ascertainable) of the potential Losses against which such Indemnified Person seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made.

(ii) The Securityholder Representative may, within thirty (30) days after receipt of an Indemnification Claim Notice, deliver to Parent a written response (an “Indemnification Claim Response”) disputing such claim, which response must state (A) in reasonable detail the reasons why the Securityholder Representative disputes such claim, together with reasonable supporting detail, and (B) in respect of such claim, (1) that the Indemnified Person is entitled to receive an amount (the “Agreed Amount”) of cash that is less than the amount of all Losses set forth in such Indemnification Claim Notice or (2) that the Indemnified Person is not entitled to recovery in connection with the matters claimed in the Indemnification Claim Notice. Acceptance by an Indemnified Person of an Agreed Amount shall be without prejudice to the Indemnified Person’s right to claim the balance of the Losses claimed in such Indemnification Claim Notice.

(iii) Any Losses (or portion thereof) claimed in an Indemnification Claim Notice or any other matter set forth therein shall be deemed to be finally resolved for purposes of this Article 9 upon the earlier of (A) such amounts (or portions thereof) or other matters having been resolved by a written agreement executed by the Securityholder Representative, on behalf of the Indemnifying Securityholders, and Parent, (B) such amounts (or portions thereof) or other matters having been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such amounts or matters in dispute, or portions thereof and (C) thirty (30) days after delivery of such Indemnification Claim Notice if the Securityholder Representative fails to deliver an Indemnification Claim Response in respect thereof prior to the expiry of such thirty (30) day period (clauses (A), (B) and (C), together, a “Final Resolution”).

(iv) If any amount is payable to Parent pursuant to a Final Resolution, Parent shall set off against and reduce the Indemnity Holdback Amount; provided, that to the extent the remaining portion of the Indemnity Holdback Amount is insufficient to cover such amount the Indemnifying Securityholders shall, subject to the limitations and rights contained herein, within ten (10) Business Days following the date of the Final Resolution, pay such shortfall to Parent.

Section 9.5 Release of Holdback Amounts. As promptly as possible following the date that is the thirty-six (36) month anniversary of the Closing Date, and in any event within then (10) Business Days of such date, Parent shall pay or cause to be paid such portion of the Indemnity Holdback Amount as is remaining as follows: (a) to the Paying Agent, such portion of such remaining amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders and (y) to the Company, such portion of such remaining amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders. As promptly as possible following the date that is the thirty-six (36) month anniversary of the Closing Date, and in any event within ten (10) Business Days of such date, Parent shall pay or cause to be paid such portion of the CSI Holdback Amount, excluding any amount implicated in any pending claim relating to a matter set forth on Section 9.2(d) of the Disclosure Schedule that is remaining as follows: (a) to the Paying Agent, such portion of such remaining amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders and (y) to the Company, such portion of such remaining amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders. As promptly as possible following the date that is the twelve (12) month anniversary of the Closing Date, and in any event within ten (10) Business Days of such date, Parent shall pay or cause to be paid $100,000 of such portion of the [***] Holdback Amount, excluding any amount implicated in any pending claim relating to a matter set forth on Section 9.2(d) of the Disclosure Schedule that is remaining as follows: (a) to the Paying Agent, such portion of such remaining amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders and (y) to the Company, such portion of such remaining amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders. As promptly as possible following the date that is the twenty-four (24) month anniversary of the Closing Date, and in any event within ten (10) Business Days of such date, Parent shall pay or cause to be paid such remaining portion of the [***] Holdback Amount, excluding any amount implicated in any pending claim relating to a matter set forth on Section 9.2(d) of the Disclosure Schedule that is remaining as follows: (a) to the Paying Agent, such portion of such remaining amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders and (y) to the Company, such portion of such remaining amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders.

Section 9.6 Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Article 10

Miscellaneous

Section 10.1 Notices. All notices, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	If to the Company (prior to Closing):

Phone.com, Inc. 184 So. Livingston Ave. Suite #9-222 Livingston, NJ 07039 Attn: Ari Rabban, Chief Executive Officer Email: arabban@phone.com with a copy (which shall not constitute notice) to:

Polsinelli PC 501 Commerce Street, Suite 1300 Nashville, TN 37203 Attn: Oliver Davis Email: odavis@polsinelli.com

(b)	If to the Securityholder Representative:

Michael Mann [***]

(c)	If to Parent:

Ooma, Inc. 525 Almanor Avenue, Suite 200 Sunnyvale, California 94085 Attention: General Counsel Email: legal@ooma.com with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669 Attention: Zac Padgett; Bill Hughes Email: zpadgett@orrick.com; whughes@orrick.com

Section 10.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of email in .pdf format) shall be considered original executed counterparts for purposes of this Section 10.3.

Section 10.4 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, each party shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 10.5 Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns; provided, however, no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that Parent may assign, in its sole discretion, all or part of its rights or obligations hereunder to one or more of its Affiliates or to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of Parent or any of its Affiliates. No assignment of any obligations hereunder shall relieve any party of any such obligations.

Section 10.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Parent and Merger Sub, on the one hand, and the Company, on the other hand. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or a failure or delay by any party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. After approval and adoption of this Agreement and the Merger by the Company’s stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock.

Section 10.7 Remedies. The parties acknowledge and agree that irreparable damage would occur and that the parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the parties acknowledge and agree that, without limitation of the other parties’ rights to seek any other form or amount of relief as may be available under this Agreement (including monetary damages) or to terminate this Agreement under Article 8 and pursue damages after such termination (subject to the terms of this Agreement), in the event of any breach or threatened breach by any party of its respective covenants or obligations set forth in this Agreement, the other parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, such party’s covenants and obligations under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent, as applicable, under this Agreement. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such party may be entitled at any time. Subject to Section 9.3, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

Section 10.8 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any Third-Party beneficiary hereto (including with respect to any Continuing Employees); provided, however, notwithstanding the foregoing, (a) the D&O Indemnitees are intended Third-Party beneficiaries of, and may enforce, Section 6.11 and (b) the Indemnified Persons are intended Third-Party beneficiaries of, and may enforce, Article 9.

Section 10.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (iv) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.1 shall be effective service of process for any Proceeding brought in any such court.

(b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11 Disclosure Schedule. The Disclosure Schedule is hereby incorporated and made a part hereof and is an integral part of this Agreement. Disclosures included in the Disclosure Schedule shall be considered to be made for purposes of such other sections to the Disclosure Schedule to which such disclosures are specifically referenced or cross-referenced and in all other sections to the Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent on the face of such disclosure. Any capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 10.12 Entire Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement, the Transaction Documents and the Exhibits hereto) set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

Section 10.13 Securityholder Representative. By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Stockholders, and without any further action of any of the Indemnifying Securityholders or the Company, each Indemnifying Securityholder will, as a specific term of the Merger, be deemed to have agreed that:

(a) The Securityholder Representative is irrevocably constituted and appointed as the Securityholder Representative, agent, proxy, and attorney in fact (coupled with an interest) for all such Persons for all purposes under this Agreement including the full power and authority on each such Person’s behalf: (i) to consummate the transactions contemplated under this Agreement and the other Transaction Documents; (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the adjustment of Closing Proceeds contemplated by Section 3.3 and claims for indemnification under Article 9); (iii) to receive and disburse to, or cause to be received or disbursed to, any Indemnifying Securityholder any funds received on behalf of such Indemnifying Securityholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise; (iv) to withhold any amounts received on behalf of any Indemnifying Securityholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Indemnifying Securityholders) any and all obligations or Liabilities of any Indemnifying Securityholder or the Securityholder Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Indemnifying Securityholder) in connection with the adjustment of Closing Proceeds contemplated by Section 3.3 or the indemnification of Indemnified Persons under Article 9); (v) to execute and deliver any amendment or waiver to this Agreement and the other Transaction Documents (without the prior approval of any Indemnifying Securityholder); and (vi) to take all other actions to be taken by or on behalf of any Indemnifying Securityholder in connection with this Agreement and the other Transaction Documents. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Securityholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Indemnifying Securityholder. All decisions and actions by the Securityholder Representative shall be binding upon each Indemnifying Securityholder, and no Indemnifying Securityholder shall have the right to object, dissent, protest or otherwise contest the same. No Indemnified Person shall be liable to any Indemnifying Securityholder for any actions taken or omitted by them in reliance upon any instructions, notice, or other instruments delivered by the Securityholder Representative. The Securityholder Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement;

(b) The Securityholder Representative shall be indemnified, held harmless and reimbursed by each Indemnifying Securityholder severally (based on each Indemnifying Securityholder’s Pro Rata Portion), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Securityholder Representative in connection with any claim, action, suit or proceeding to which the Securityholder Representative is made a party by reason of the fact that such Person is or was acting as the Securityholder Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Indemnifying Securityholders) or the indemnification of Indemnified Persons under Article 9). Any and all amounts paid or incurred by the Securityholder Representative in connection with any claim, action, suit or proceeding to which the Securityholder Representative or such other Person is made a party by reason of the fact that it is or was acting as the Securityholder Representative pursuant to the terms of this Agreement are on behalf of the Indemnifying Securityholders (and not, for the avoidance of doubt, on behalf of the Securityholder Representative in any other capacity, whether as a Stockholder or otherwise);

(c) The Securityholder Representative shall not incur any Liability to any Indemnifying Securityholder by virtue of the failure or refusal of the Securityholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder. The Securityholder Representative shall have no Liability in respect of any action, claim or proceeding brought against any such Person by any Indemnifying Securityholder, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith;

(d) If the Securityholder Representative pays or causes to be paid any amounts (on behalf of the Indemnifying Securityholder) in connection with any obligation or Liability of an Indemnifying Securityholder in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of Closing Proceeds contemplated by Section 3.3 or the indemnification of Indemnified Persons under Article 9), any such payments and the reasonable expenses of the Securityholder Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Fund or, only upon their release by Parent in accordance with Section 9.5, any other holdbacks designated for such claims (and, if not so reimbursed from the Representative Fund or any other holdback amount released by Parent, the Securityholder Representative shall be indemnified, held harmless and reimbursed by each Indemnifying Securityholder severally (based on such Indemnifying Securityholder’s Pro Rata Portion), and not jointly, for such amount(s)). The Securityholder Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, any or all of the funds received or held by it on behalf of the Indemnifying Securityholders

(including, for the avoidance of doubt, any portion of the Merger Consideration) to one or more Indemnifying Securityholders at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each Indemnifying Securityholder. Upon full reimbursement of all expenses, costs, obligations or Liabilities incurred by the Securityholder Representative in the performance of its duties hereunder, the Securityholder Representative shall distribute, or caused to be distributed, all remaining funds held by it on behalf of the Indemnifying Securityholders to the Indemnifying Securityholders; and

(e) Notwithstanding anything to the contrary herein, the Securityholder Representative and its Affiliates shall not be liable for any Loss to any Indemnifying Securityholder for any action taken or not taken by the Securityholder Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Parent or Merger Sub or the Surviving Corporation.

(f) Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall not be required to advance or contribute any personal funds to cover any costs, expenses, or losses, including in the event of a clawback. The Securityholder Representative's obligation shall be limited to seeking a pro rata portion from each stockholder, and under no circumstances shall the Securityholder Representative be required to seek indemnification to fulfill any obligation to the Parent or otherwise.

Section 10.14 Relationship of the Parties. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Parent:

OOMA, INC.

By:	/s/ Eric Stang
Name: Eric Stang
Title: President and Chief Executive Officer

Merger Sub:

CAYMAN ACQUISITION SUB, INC.

By:	/s/ Eric Stang
Name: Eric Stang
Title: President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Company:

PHONE.COM, INC.

By:	/s/ Ari Rabban
Name: Ari Rabban
Title: Chief Executive Officer

The Securityholder Representative:

MICHAEL MANN, (solely in his capacity as the Securityholder Representative)

By:	/s/ Michael Mann
Name: Michael Mann
Title:

Signature Page to Merger Agreement